                                                                    Exhibit 99.1

                 SUBJECT TO COMPLETION - DATED AUGUST __, 2001

                             INFORMATION STATEMENT

                          [SERACARE, INC. LETTERHEAD]

                                                           ___________ ___, 2001

To Our Stockholders:

     We are pleased to report that the previously announced spin-off of SeraCare's wholly-owned subsidiary, SeraCare Life Sciences, Inc. (formerly The Western States Group, Inc.) ("Life Sciences"), into an independent, publicly-
traded company, is expected to become effective on _________, 2001.   As was
announced in June 2001, the spin-off will be followed immediately by the acquisition of SeraCare by a wholly owned subsidiary of Instituto Grifols, S.A,
in a cash-for-stock merger.   The common stock of Life Sciences will be traded
in the over-the-counter market on the OTC Bulletin Board after the spin-off takes place.

     For every five shares of SeraCare common stock that you own as of the close of business on __________, 2001, you will receive two shares of Life Sciences
common stock.   No action is required on your part to receive your Life Sciences
shares.   You are not required to pay anything for the Life Sciences shares or to surrender your SeraCare share certificates, which will be surrendered in connection with the merger with a subsidiary of Instituto Grifols.

     No fractional shares of Life Sciences common stock will be issued.   If you
would otherwise be entitled to a fractional share you will receive a check for the approximate cash value thereof.

     The receipt of Life Sciences shares in connection with the spin-off and the receipt of the cash in connection with the merger will be taxable transactions for our stockholders.

     The enclosed Information Statement describes the distribution of shares of Life Sciences common stock, including the tax consequences thereof, and contains important information about the business, management and financial performance
of Life Sciences.   If you have any questions regarding the spin-off, please
contact our transfer agent, COMPUTERSHARE Investor Services at 12039 West Alameda Parkway, Suite Z2, Lakewood, Colorado 80228, or from our principal executive offices at 1935 Avenida del Oro, Suite F, Oceanside, California 92056, attention investor relations.

                              Very truly yours,

                              Barry D. Plost
                               Chairman

                 SUBJECT TO COMPLETION - DATED AUGUST __, 2001

                             Information Statement
                          SeraCare Life Sciences, Inc.

         Distribution of approximately 5,433,468 shares of Common Stock

     We are furnishing you with this Information Statement in connection with the distribution by SeraCare, Inc. ("SeraCare") of all of the outstanding common stock of SeraCare Life Sciences, Inc. ("Life Sciences") to stockholders of SeraCare.

     For every five shares of SeraCare common stock that you own as of the close of business on __________, 2001, you will receive two shares of Life Sciences
common stock.   The actual number of our shares to be distributed will depend on
the number of SeraCare shares outstanding on that date.   No action is required
on your part to receive your Life Sciences shares.   You are not required to pay
anything for the Life Sciences shares or to surrender your SeraCare share certificates in order to receive our common stock. There is no current trading market for the Life Sciences common stock. After the spin-off takes place, our common stock will be traded in the over-the-counter market on the OTC Bulletin Board.

     No fractional shares of Life Sciences common stock will be issued. If you would otherwise be entitled to a fractional share you will receive a check for the approximate cash value thereof. The receipt of the cash in connection with the merger and the receipt of Life Sciences shares in connection with the spin-off will be taxable transactions for our shareholders.

     Owning shares of our common stock will entail risks. Please read "Risk Factors" beginning on page 17.

     No vote of shareholders is required in connection with the spin-off. We are not asking you for a proxy and you are requested not to send us a proxy.

     ---------------------------------------------------------------------------
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.
     ---------------------------------------------------------------------------

     This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

     SeraCare stockholders who have questions regarding the distribution should contact SeraCare's transfer agent, COMPUTERSHARE Investor Services at 12039 West Alameda Parkway, Suite Z2, Lakewood, Colorado 80228 or from our principal executive offices at 1935 Avenida del Oro, Suite F, Oceanside, California 92056, attention investor relations.

     The date of this Information Statement is August ___, 2001.

                             INFORMATION STATEMENT

                               TABLE OF CONTENTS


                                                                                                              Page

SUMMARY......................................................................................................    1

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF.....................................................................    4

SUMMARY FINANCIAL AND OPERATING DATA.........................................................................    9

THE SPIN OFF.................................................................................................   10

      Spin-Off Overview......................................................................................   10

      Reasons For The Spin-Off...............................................................................   10

      Manner Of Effecting The Spin-Off.......................................................................   11

      Treatment Of Stock Options And Warrants................................................................   12

      Results Of The Spin-Off................................................................................   12

      Material Federal Income Tax Consequences Of The Spin-Off...............................................   13

      Listing And Trading Of Our Common Stock................................................................   15

RISK FACTORS.................................................................................................   17

CAUTIONARY STATEMENT AS TO FORWARD LOOKING STATEMENTS........................................................   24

DIVIDEND POLICY..............................................................................................   24

CAPITALIZATION...............................................................................................   25

SELECTED FINANCIAL DATA......................................................................................   26

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS........................   27

      Overview...............................................................................................   27

      Results of Operations..................................................................................   27

      Liquidity and Capital Resources........................................................................   30

      Inflation..............................................................................................   31

      Other Items............................................................................................   31

      New Accounting Pronouncements..........................................................................   31

DESCRIPTION OF OUR BUSINESS..................................................................................   32

      Our Company............................................................................................   32

      Industry Overview......................................................................................   32

      Company History........................................................................................   33

      Principal Business Divisions...........................................................................   33

      Regulatory Issues......................................................................................   34

      Discussion Of The Company's Primary Products...........................................................   35

      Our Customers..........................................................................................   38

                             INFORMATION STATEMENT

                               TABLE OF CONTENTS


                                                                                                              Page


      Strategic Alliances...................................................................................    38

      Competition...........................................................................................    39

      Employees.............................................................................................    39

      Our Facilities........................................................................................    39

      Legal Proceedings.....................................................................................    39

ARRANGEMENTS WITH SERACARE RELATING TO THE SPIN-OFF.........................................................    40

      Master Separation and Distribution Agreement..........................................................    40

      General Assignment and Assumption Agreement...........................................................    41

      Employee Matters Agreement............................................................................    43

      Tax Sharing Agreement.................................................................................    43

      Supply and Services Agreement.........................................................................    44

      Trademark License Agreement...........................................................................    44

      Amendment to Albumin Supply Agreement.................................................................    44

MANAGEMENT..................................................................................................    45

      Directors and Executive Officers......................................................................    45

      Board Structure and Compensation......................................................................    47

      Committees of Our Board of Directors..................................................................    47

      Compensation Committee Interlocks and Insider Participation...........................................    47

      Employment Arrangements...............................................................................    47

      Summary Compensation Table............................................................................    48

      Option Grants During the Last Fiscal Year.............................................................    49

      Aggregated Option Exercises in the Last Fiscal Year...................................................    50

      Benefit Plans Following the Spin-Off..................................................................    50

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............................................    52

DESCRIPTION OF OUR CAPITAL STOCK............................................................................    54

      Common Stock..........................................................................................    54

      Preferred Stock.......................................................................................    54

CERTAIN PROVISIONS OF OUR GOVERNING DOCUMENTS..............................................................     55

TRANSFER AGENT AND REGISTRAR...............................................................................     56

LIABILITY AND INDEMNIFICATION OF OUR OFFICERS AND DIRECTORS................................................     56

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................................................     56

AVAILABLE INFORMATION......................................................................................     58

INDEX TO FINANCIAL STATEMENTS.............................................................................     F-1

                                    SUMMARY

     This summary highlights material information from this Information Statement, but does not contain all the details concerning the spin-off,
including information that may be important to you.   To better understand us
and the spin-off, you should carefully review this entire document.   References
to "we," "us," "our," "Life Sciences" or "the Company" mean SeraCare Life Sciences, Inc. References to "SeraCare" means SeraCare, Inc. and its other subsidiaries and divisions.

Who We Are

     We are a manufacturer of plasma-based diagnostic products and distributor of therapeutic products based in Oceanside, California with distributors strategically located in Helsinki, Austria, Paris, Milan, Tel Aviv and Seoul. Our primary focus is on the sale of plasma-based therapeutic, cell-culture and diagnostic products to domestic and international customers. During fiscal year 2000, we established ourselves as a major supplier of plasma-based diagnostic products to several pharmaceutical and biotech companies and signed a distribution agreement with Proliant, the largest producer of bovine products in the world. During fiscal year 2001, we cultivated alternative diagnostic applications for traditionally therapeutic products as an alternative to animal-based mediums and established ourselves as a manufacturer of bulk plasma-based products and serums. During fiscal year 2001, we also continued to expand our product technology and began operating under a collaboration agreement with Quest Diagnostics to advance our goal of providing a full spectrum of antibody specific plasma products to manufacturers of diagnostic products throughout the world.

Our History

     SeraCare Life Sciences, Inc. was incorporated under the laws of the State of California in 1984 and changed its name from The Western States Group, Inc. to SeraCare Life Sciences, Inc. in June 2001. In February 1998, SeraCare, Inc. acquired all of our outstanding stock in a strategic acquisition designed to expand sales and distribution opportunities internationally. At that time, we were a worldwide marketing organization for therapeutic blood plasma products, diagnostic test kits, specialty plasma and bulk plasma. During the initial twelve months after the acquisition, our primary product was excess blood plasma that was sold to various established customers internationally. Since that time, the ever-increasing shortage of bulk plasma has resulted in a transition of our business away from bulk plasma to manufacturing of plasma-based diagnostic products and distribution of therapeutic products.

Our Products

     Currently, most of our products are made from source plasma. Plasma derived products can be divided into two groups, diagnostic or "non-injectable" into humans, and therapeutic or "injectable" into humans. Diagnostic products are used to diagnose specific patient conditions, including infectious disease and blood type, and therapeutic products are used for the treatment or prevention of disease conditions.

     Source plasma is the base raw material used to manufacture many therapeutic products used for the treatment or prevention of disease conditions, the most important of which are:

     . Normal Serum Albumin and Plasma Protein Fraction, which are primarily used to keep vessel walls from collapsing following major injury, as blood volume expanders and as a protein replacement.

     . Immune Globulins, which are used to strengthen the immune system in order to fight off common diseases such as suppressed immune systems in cases of organ transplants, HIV and other immune deficiencies.

     . Antihemophilic Factors, which are specific proteins found in plasma that are an integral part of the blood clotting mechanism. Persons born with an absence or a deficient amount of such proteins suffer from hemophilia, types A, B, or Von Willebrand's Disease.

     . Rh Immune Globulin, which is a substance administered to prevent incompatibilities between the blood of a fetus and mother.

     We provide our customers with a variety of diagnostic products which are used to diagnose specific patient conditions, including infectious disease and blood type. Some of our primary products include:

     . Blood Grouping and Typing Reagents that are used by blood banks to match donor blood with the recipient.

     . Laboratory Control Reagents that are used by laboratories to assure the quality control of their tests.

     . Special Test Kit Reagents that are derived from the plasma of donors known to have a specific disease and are used in the laboratory as a positive control test.

     Our cell culture products grow cells for recombinant protein, monoclonal antibodies, and research and laboratory use. Some examples of our cell-culture products include Male AB Serum; Mouse Serum; Fetal Calf Serum and Transferrin.

     We also sell specialty plasma which can be used for diagnostic or therapeutic purposes. Generally, specialty plasma contains high concentrations of specific antibodies and is used primarily to manufacture immune globulin therapeutic products that bolster the immunity of patients to fight a particular infection or to treat certain immune system disorders.

     Total revenues in fiscal year 2001 were $19.7 million, compared to $16.2 million and $13.1 million in 2000 and 1999, respectively. Our net income was $2.2 million, $0.9 million and $1.3 million in fiscal year 2001, 2000 and 1999, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Financial Data" for more complete information.

Our Competitive Strengths

     We believe we have a number of competitive strengths, including the following:

     . The agreement with Instituto Grifols, S.A. under which Grifols supplies us with Human Serum Albumin which we then distribute to multinational biotech companies;

     . Our world-wide distribution agreement with Proliant for the distribution of Bovine Serum Albumin to multinational diagnostic products manufacturers;

     . Our establishment of a manufacturing operation in Oceanside, California for the custom manufacturing of human and animal products for either cell culture or diagnostic applications;

     . The collaboration agreement with Quest Diagnostics, Inc. which is the cornerstone of a specialty plasma program for the collection and sale of antibody plasma, antibody serums and purified human antigens; and

     .    Established customer supply agreements.

Our Business and Growth Strategy

     Our goal is to become the leading provider of diagnostic, cell culture and therapeutic plasma derived products. Our core strategies for achieving our goal and growth objectives are to:

     . Focus on establishing ourselves as a primary manufacturer focused on quality;

     . Focus on optimizing our positioning in the rapidly developing bioscience industry;

     . Maximize our position with customers by offering a full spectrum of specialty products not available from our competitors;

     .    Pursue selected acquisitions and strategic alliances;

     .    Expand value-added services; and

     .    Enhance and strengthen customer and regulatory relationships.

Relationship with SeraCare

     We are currently a wholly-owned subsidiary of SeraCare, Inc. On June 10, 2001, SeraCare entered into a merger agreement with Instituto Grifols, S.A., a subsidiary of Probitas Pharma, S.A and SI Merger Corp. (the "Merger Agreement"). Under the agreement, SeraCare will be merged with a wholly owned subsidiary of Instituto Grifols (the "Merger"). One of the conditions of the merger is that SeraCare spin off our company to its stockholders. As a result of the merger and spin-off, SeraCare will become an indirect subsidiary of Probitas Pharma, and Life Sciences will become an independent public company.

     We have entered into agreements with SeraCare that provide for the separation of our business from the operations of SeraCare. In general, they provide for the transfer from SeraCare to us of assets comprising our business and the assumption by us from SeraCare of liabilities relating to our business. The agreements between SeraCare and us also govern our various interim and ongoing relationships.

                   QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

Distributing Company                   SeraCare, Inc., a Delaware corporation.

Spun-Off Company                       SeraCare Life Sciences, Inc., a
                                       California corporation.

Why are we being spun-off by           Representatives of Probitas Pharma, S.A.
   SeraCare?                           approached SeraCare this past January and
                                       asked SeraCare to consider a business
                                       combination, which after several months
                                       of negotiations resulted in a proposed
                                       merger whereby SeraCare will be merged
                                       with a wholly owned subsidiary of
                                       Instituto Grifols, immediately following the spin-off of Life Sciences.

                                       SeraCare's board, along with its
                                       financial advisor, VSI Advisors, L.L.C., carefully considered the proposed structure and reviewed in detail the terms of the proposed merger and spin-off. SeraCare's board concluded that the proposed structure provides value to stockholders, both currently, through the cash to be paid to them pursuant to the Merger Agreement, and over the long term, through their continued investment in Life Sciences.

What will I receive in the spin-off?   In the spin-off, you will receive two
                                       shares of Life Sciences common stock for every five shares of SeraCare common stock that you own on the record date for the spin-off. For example, if you own 500 shares of SeraCare common stock, you will receive 200 shares of our common stock.
                                       Your SeraCare stock will be acquired by
                                       Instituto Grifols in a cash-for-stock
                                       merger immediately following the spin-
                                       off.

                                                  .  Holders of options or
                                                     warrants to purchase
                                                     SeraCare common stock who
                                                     hold their options or
                                                     warrants on the record day
                                                     for the spin-off will
                                                     receive options or warrants
                                                     to purchase two shares of
                                                     common stock of Life
                                                     Sciences for every five
                                                     shares of common stock
                                                     underling the SeraCare
                                                     options or warrants held.
                                                     The SeraCare Life Sciences
                                                     option or warrant will have
                                                     an exercise price equal to
                                                     2.5 times the product of
                                                     (i) the exercise price of
                                                     the SeraCare option or
                                                     warrant and (ii) .079.

Will I receive fractional shares?      No, fractional shares of our common stock
                                       will not be distributed. If you would
                                       otherwise be entitled to a fractional
                                       share you will receive a check for the
                                       approximate cash value thereof.
                                       Fractional shares will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed ratably to those stockholders who would otherwise have received fractional interests.

Will the spin-off occur if the         No.
     merger does not?

What do I have to do to participate    Nothing.  No stockholder vote or other
     in the spin-off?                  action on the part of SeraCare
                                       stockholders is required for the spin-
                                       off.

How will SeraCare distribute Life      Prior to the spin-off, SeraCare will
     Sciences' common stock to me?     deliver all outstanding shares of Life
                                       Sciences common stock to the distribution agent for distribution. As promptly as practicable after the spin-off, the distribution agent will mail certificates for shares of Life Sciences common stock to SeraCare stock-holders of record on the spin-off record date.

What is the record date?               The record date is the close of business
                                       on ____________ ___, 2001.

When will the spin-off occur?          The distribution date is __________ ____,
                                       2001.

What is Life Sciences' dividend        We currently anticipate that no cash
     policy?                           dividends will be paid on Life Sciences
                                       common stock in the foreseeable future in order to conserve cash for use in our business. The payment of dividends by us after the distribution will be subject to the discretion of our board of directors.

Who  will be the distribution agent,   American Stock Transfer and Trust, 6201
     transfer agent and registrar      15th Avenue, Brooklyn, New York 11219.
     for the Life Sciences' shares?

How will Life Sciences common stock    There is not currently a public market
     trade?                            for our common stock, although a limited
                                       trading market, known as a "when issued" trading market, may develop on or shortly before the record date for the distribution. We are applying for our common stock to be traded in the over-the-counter market on the OTC Bulletin
                                       Board under the symbol "____."

What is the OTC bulletin board?        The OTC bulletin board is a quotation
                                       service that displays quotes, last-sale
                                       prices and volume information for over-
                                       the-counter (OTC) equity securities. An
                                       OTC security is generally any equity
                                       security that is not listed or traded on Nasdaq or a national securities exchange such as the New York Stock Exchange or the American Stock Exchange.

                                       The OTC Bulletin Board is only a
                                       quotation medium, not an issuer listing
                                       service, and should not be confused with the Nasdaq Stock Market. Market makers for OTC Bulletin Board Securities generally are required only to match up willing buyers and sellers, and are not required to purchase from willing sellers or sell directly to willing buyers. The OTC market is less liquid than trading markets for securities listed on Nasdaq or a national securities exchange and therefore there may be a substantial delay in execution of trades.

Is the spin-off taxable for United     Yes.  We expect that each stockholder
     States federal income tax         will recognize capital gain or loss,
     purposes?                         equal, in each case, to the difference
                                       between (a) the fair market value of the shares of Life Sciences received in the spin-off, plus the cash received in connection with any fractional share payment, plus the cash proceeds received pursuant to the merger and (b) the stockholder's adjusted tax basis in the SeraCare common stock surrendered in exchange therefor. However, if the receipt of Life Sciences' common stock is treated by the Internal Revenue Service as a separate transaction for tax purposes, the spin-off would be deemed to be a distribution taxable as a dividend to the extent of our current or accumulated earnings and profits. Because the tax consequences of the spin-off and the merger are complex and may vary depending on your particular circumstances, we recommend that you consult your tax advisor concerning the federal (and any state or local) tax consequences to you of the spin-off and the merger.

Will we be related to SeraCare in      SeraCare will not own any of our common
     any way after the spin-off?       stock after the spin-off and, immediately
                                       following the spin-off, SeraCare will
                                       become a wholly-owned subsidiary of
                                       Instituto Grifols through the pending
                                       cash-for-stock merger.

                                       The following agreements between SeraCare and Life Sciences will become effective on the distribution date:

                                       A Master Separation and Distribution
                                       Agreement which provides for the various corporate transactions required to separate our business from other business of SeraCare and governs various relationships and circumstances that may arise between us after the spin-off.

                                       A General Assignment and Assumption
                                       Agreement which identifies the assets and liabilities relating to our business that SeraCare will transfer to us and which we will accept from SeraCare as part of the separation. This agreement also describes how and when the transfer will occur.

                                       An Employee Matters Agreement which
                                       allocates liabilities and
                                       responsibilities relating to the
                                       employees who will remain or become our
                                       employees effective as of the separation date and their participation in the benefit plans, including stock plans, pension plans, benefits plans of us and SeraCare.

                                       A Tax Sharing Agreement which allocates
                                       responsibilities and liabilities for tax matters between SeraCare and us.

                                       A Supply and Services Agreement which
                                       governs the terms pursuant to which
                                       SeraCare will provide us certain blood
                                       products and plasmapheresis services for certain referred donors. In connection with this Agreement, we will grant to Instituto Grifols or its affiliate a warrant to purchase 10% of our outstanding common stock at an exercise price equal to the average twenty day closing price of our common stock following the spin-off.

                                       A Trademark License Agreement pursuant to which we will license the servicemark "SeraCare" from SeraCare perpetually on a royalty-free basis.

                                       An Amendment to the Albumin Supply
                                       Agreement which currently is an agreement between SeraCare and Grifols, pursuant to which Grifols supplies SeraCare with Human

                                       Serum Albumin, assigning the current
                                       agreement from SeraCare to us and
                                       extending the term until March 31, 2006.

Are there any risks entailed in        Yes. Shareholders should consider
     owning our stock?                 carefully the matters discussed in the
                                       section of this Information Statement
                                       called "Risk Factors."

Where will the principal executive     1935 Avenida del Oro, Suite F, Oceanside,
     offices of Life Sciences be?      California 92056.

How can I find out more                A separate Proxy Statement has been
     information about the merger?     mailed to SeraCare's stockholders of
                                       record on __________, 2001 which contains detailed information about the merger.
                                       For a copy of the Proxy Statement, please contact our investor relations department at our principal executive offices at 1935 Avenida del Oro, Suite F, Oceanside,
                                       California 92056.

                     SUMMARY FINANCIAL AND OPERATING DATA

         The table below presents selected financial data of the Company as of and for the five years ended February 28 (29), 2001, 2000, 1999, 1998 and 1997. The data for years 2001 through 1999 have been derived from the historical audited financial statements of the Company. The data for the fiscal years ended February 28, 1998 and May 31, 1997 are unaudited and were derived from internal statements of the Company that are not included elsewhere in this information statement. The historical results are not necessarily indicative of results to be expected for any future period.

    -------------------------------------------------------------------------------------------------------------------------
                                           For the 3  For the 3            For the Years ended February 28(29)
                                            Months     Months
                                            ended      ended
    -------------------------------------------------------------------------------------------------------------------------
                                           May 31,     May 31,       2001        2000         1999      1998        1997(2)
                                            2001        2000
    -------------------------------------------------------------------------------------------------------------------------
    STATEMENT OF OPERATIONS DATA:                                                                     (Unaudited) (Unaudited)
    Total Revenue                         $ 3,152,651 $ 3,834,336 $19,663,336 $16,219,056 $13,110,819 $11,545,746  $7,952,960
    Cost of sales                           1,821,765   2,707,348  13,197,646  12,057,761   9,448,220   8,906,553   5,953,978
                                         ------------------------------------------------------------------------------------
        Gross profit                        1,330,886   1,126,988   6,465,690   4,161,295   3,662,599   2,639,193   1,998,982
    General and administrative expenses       686,857     574,780   2,759,445   2,694,271   1,551,681   1,323,169   1,941,458
                                         ------------------------------------------------------------------------------------
       Operating income                       644,029     552,208   3,706,245   1,467,024   2,110,918   1,316,024      57,524
    Other income, net                               -       9,940      11,488       7,597      12,344      52,899      53,877
                                         ------------------------------------------------------------------------------------
    Net income before taxes                   644,029     562,148   3,717,733   1,474,621   2,123,262   1,368,923     111,401
    Income taxes (1)                          264,052     230,481   1,524,271     604,595     870,537     561,258      44,000
                                         ------------------------------------------------------------------------------------
    Net Income                            $   379,977 $   331,667 $ 2,193,462 $   870,026 $ 1,252,725 $   807,665  $   67,401
    =========================================================================================================================

    EARNINGS PER SHARE:
    Basic                                 $    379.98 $    331.67 $  2,193.46 $    870.03 $  1,252.73 $    807.67  $    67.40
    Diluted                               $    379.98 $    331.67 $  2,193.46 $    870.03 $  1,252.73 $    807.67  $    67.40
    =========================================================================================================================

    WEIGHTED AVERAGE SHARES OUTSTANDING:
       Basic                                    1,000       1,000       1,000       1,000       1,000       1,000       1,000
       Diluted                                  1,000       1,000       1,000       1,000       1,000       1,000       1,000
    =========================================================================================================================

    -------------------------------------------------------------------------------------------------------------------------
                                                                          As of February 28(29)

                                           May 31,     May 31,       2001        2000         1999      1998        1997(3)
                                            2001        2000
    -------------------------------------------------------------------------------------------------------------------------
    SELECTED BALANCE SHEET DATA:
         Working capital                  $13,689,784 $ 7,732,295 $12,626,907 $ 6,183,839 $ 5,472,195 $ 1,632,055  $  912,164
         Total assets                      19,910,836  14,243,048 $20,562,479 $15,046,987 $ 9,872,904 $ 6,609,409  $2,555,851
         Advances from parent(3)           11,146,204   5,182,669 $10,499,140 $ 6,237,306 $ 5,598,380 $ 2,612,339  $        -
         Shareholder's equity               6,722,302   6,817,529 $ 6,342,325 $ 4,148,863 $ 3,321,302 $ 2,026,112  $  929,776
    =========================================================================================================================
    ---------------------------------------------------------------------------------------------------------------------------

(1) The Company filed its taxes as part of the consolidated return of the parent. For purposes of this presentation, income taxes for all years presented except 1997 have been calculated at 41% in order to reflect a permanent difference relating to goodwill and appropriate statutory rates. The year 1997 has been presented as actually incurred.

(2) Data for the fiscal year 1997 reflects the twelve months ended May 31, 1997 which was the fiscal year of the company before its acquisition by SeraCare. These results are not comparable to the other periods presented. The three months ended May 31, 1997 are also included in the twelve months ended
February 28, 1998.

(3) As of the date of the spin-off, the net intercompany amount due from Life Sciences to SeraCare will be deemed additional investment in Life Sciences by SeraCare and will be recorded as an additional investment in the Company. Accordingly, if the spin-off had taken place as of May 31, 2001, Advances from parent would be zero and additional paid-in capital of Life Sciences would have been increased by $11,146,204.

                                 THE SPIN OFF

Spin-Off Overview

         Effective the day prior to the merger of SeraCare with a subsidiary of Instituto Grifols, SeraCare will spin-off our company, Life Sciences, to its existing stockholders in a distribution. Stockholders of SeraCare will receive two shares of Life Sciences common stock for every five shares of SeraCare common stock that they own. Warrant and option holders of SeraCare will also participate in the distribution. Holders of options or warrants to purchase SeraCare common stock who hold their options or warrants on the day prior to the spin-off will receive options or warrants to purchase two shares of common stock of Life Sciences for every five shares of common stock underling the SeraCare options or warrants held. The SeraCare Life Sciences option or warrant will have an exercise price equal to 2.5 times the product of (i) the exercise price of the SeraCare option or warrant and (ii) .079. Following the merger and the spin-off, Life Sciences will be an independent public company owned by SeraCare's stockholders, and SeraCare will be a wholly owned subsidiary of Instituto Grifols. The shares of Life Sciences will initially be traded on the OTC Bulletin Board.

Reasons For The Spin-Off

         Representatives of Probitas Pharma approached SeraCare this past January and asked it to consider a business combination, which after several months of negotiations resulted in the proposed merger and spin-off described herein and in the Proxy Statement previously delivered to stockholders of SeraCare.

         SeraCare's board, along with its financial advisor, VSI Advisors, L.L.C., carefully considered the proposed structure and reviewed in detail the terms of the proposed merger and spin-off. SeraCare's board concluded that the proposed structure provides value to stockholders, both currently, through the cash to be paid to them pursuant to the Merger Agreement, and over the long term, through their continued investment in Life Sciences.

         In reaching its determination to approve the merger and the spin-off and that the merger and the spin-off is fair to, and in the best interests of, SeraCare and its stockholders, SeraCare's board of directors consulted extensively with its executive officers and VSI Advisors and considered, among other things, the following factors:

         . the financial condition, results of operations, and prospects of our life sciences business, both before and after giving effect to the merger and the spin-off;

         . the transaction allows SeraCare's stockholders to receive a significant amount of cash in exchange for its plasma collection operations, while retaining their interests in the life sciences business;

         . the extension of SeraCare's existing albumin supply agreement with Instituto Grifols to 2006, and the ability to assign that supply agreement to Life Sciences in the spin-off; and

         . the continued access to SeraCare's plasma center donor base and collection facilities by Life Sciences.

         Following the merger and the spin-off, Life Sciences will be an independent public company owned by SeraCare's stockholders, and SeraCare will be a wholly-owned subsidiary of Instituto Grifols. As a separate company, we will be better able to focus on our own strategic priorities. We believe that the spin-off will enable our business to expand and grow more quickly and efficiently in the following ways:

         . Our business has different fundamentals, growth characteristics and strategic priorities than SeraCare's business. We believe that the separation of our business from that of SeraCare will enable us to focus on our own strategic priorities, which should increase our ability to capitalize on growth opportunities for our business;

         . As a smaller, more focused company we will have a better ability to respond quickly to changes in the rapidly changing markets that we serve;

         . We expect to have a board that includes bioscience professionals dedicated to the specific needs of our company which will enhance our ability to identify opportunities; and

         . We will be able to concentrate our efforts and expand our business by accelerating new higher-margin product introductions through increased research and development investment, further develop our manufacturing capabilities and by pursuing selected acquisitions.

Manner Of Effecting The Spin-Off

         SeraCare will effect the spin-off by distributing all issued and outstanding shares of our common stock to holders of record of SeraCare common stock as of the close of business on _________, 2001. The spin-off will be made on the basis of two (2) shares of our common stock for every five (5) shares of SeraCare common stock held. As further discussed below, fractional shares will not be distributed.

         Fractional shares of our common stock will not be issued to SeraCare's stockholders as part of the distribution. In lieu of receiving fractional shares, each holder of SeraCare common stock who would otherwise be entitled to receive a fractional share of our common stock will receive cash for the fractional interest. For an explanation of the tax consequences of the distribution, please see "--Federal Income Tax Consequences of the Distribution." The distribution agent will, as soon as practicable after the distribution date, aggregate fractional shares into whole shares and sell them in the open market at the prevailing market prices and distribute the aggregate proceeds, net of brokerage fees, ratably to SeraCare stockholders otherwise entitled to fractional interests. The amount of such payment will depend on the prices at which the aggregated fractional shares are sold by the distribution agent in the open market shortly after the distribution date.

         Prior to the spin-off, SeraCare will deliver all outstanding shares of Life Sciences common stock to the distribution agent for distribution. As promptly as practicable after the spin-off, the distribution agent will mail certificates for whole shares of Life Sciences common stock to SeraCare stockholders of record on ___________, 2001.

         No owner of SeraCare common stock will be required to pay any cash or other consideration for shares of Life Sciences common stock received in the spin-off or to surrender or exchange any shares of SeraCare common stock to receive shares of Life Sciences common stock. The actual total number of shares of Life Sciences common stock to be distributed will depend on the number of shares of SeraCare common stock outstanding on ____________, 2001.

         No consideration will be paid by stockholders of SeraCare for the shares of our common stock to be received by them in the spin-off. SeraCare stockholders will not be required to surrender or exchange shares of SeraCare common stock or take any other action in order to receive our common stock.

Treatment Of Stock Options And Warrants

         Holders of options or warrants to purchase SeraCare common stock who hold their options or warrants on the record day for the spin-off will receive options or warrants to purchase two shares of common stock of Life Sciences for every five shares of common stock underling the SeraCare options or warrants held. The SeraCare Life Sciences option or warrant will have an exercise price equal to 2.5 times the product of (i) the exercise price of the SeraCare option or warrant and (ii) .079.

         At or immediately prior to the effective date of the merger, any outstanding stock options and warrants to purchase common stock of SeraCare whether or not vested or exercisable, will be cancelled in exchange for a cash payment at the closing of the merger. The cash payment to be made at the closing of the merger will be an amount equal to the spread between the price per share paid to stockholders in the merger and the exercise price of the options and warrants (as adjusted in connection with the spin-off), multiplied by the number of options and warrants cancelled.

         The warrant to purchase 1,748,605 shares of SeraCare common stock held by Quest Diagnostics Incorporated will be treated in the same manner as all other SeraCare warrants outstanding immediately prior to the closing of the merger, with the exception that the cash payment to be made at the closing of the merger with respect to the warrant will be deposited by Instituto Grifols into an escrow account. The escrowed funds will be released to Quest Diagnostics Incorporated in four equal annual installments, subject to certain conditions. This warrant was originally issued to Quest Diagnostics, Inc. as part of a collaboration agreement to sell specialty plasma products. This agreement will be assumed by Life Sciences as part of the spin-off.

Results Of The Spin-Off

         After the spin-off, we will be a separate, independent public company. Our management, fundamentals, growth characteristics and strategic priorities will be different from those of SeraCare. SeraCare will have no direct interest in Life Sciences after the spin-off. See "Arrangements with SeraCare Relating to the Spin-Off" at page 40.

         The identity of our stockholders immediately after the spin-off will be the same as the identity of SeraCare's stockholders at the close of business on __________, 2001. Immediately after the spin-off, we expect to have approximately ______ holders of record of our common stock and approximately 5,433,468 shares of our common stock outstanding, based on the number of record stockholders and issued and outstanding shares of SeraCare common stock as of the close of business on __________, 2001, on the distribution ratio of two (2) shares of our common stock for every five (5) shares of SeraCare common stock owned by SeraCare stockholders at that time, and after giving effect to the delivery to stockholders of cash in lieu of fractional shares of our common stock.

         The shares of Life Sciences common stock will:

         .  be fully paid and nonassessable;

         . have one vote per share, with no right to cumulate votes except for the election of directors; and

         .  carry no preemptive rights.

         The Life Sciences common stock and the SeraCare common stock, however, will be different securities and will not trade or be valued alike. See "Description of Our Capital Stock."

         Our common stock will be traded in the over-the-counter market on the OTC Bulletin Board under the symbol "____."

         The spin-off will not, in and of itself, affect the number of outstanding shares of SeraCare common stock or the rights associated with these shares.

Material Federal Income Tax Consequences Of The Spin-Off

         The following discussion summarizes the material United States federal income tax consequences of the distribution to SeraCare stockholders of Life Sciences common stock in the spin-off one day prior to, and in connection with, the exchange of shares of SeraCare common stock for cash in the merger. We will refer to the spin-off and merger, collectively, as the "transaction." This discussion is based on currently operative provisions of the Internal Revenue Code of 1986, Treasury regulations under the Code and administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to SeraCare, Life Sciences or the SeraCare stockholders as described herein.

         SeraCare stockholders should be aware that this discussion does not address all federal income tax considerations that may be relevant to particular stockholders of SeraCare in light of their particular circumstances, such as stockholders who are banks, insurance companies, pension funds, tax-exempt organizations, dealers in securities or foreign currencies, stockholders who are not United States persons, as defined in the Code, stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, stockholders who hold SeraCare common stock as part of an integrated investment (including a "straddle") comprised of shares of SeraCare common stock and one or more other positions, or stockholders who have previously entered into a constructive sale of SeraCare common stock, or a transaction involving the options or warrants to purchase shares of common stock of SeraCare or of Life Sciences. In addition, the following discussion does not address the tax consequences of the transaction under foreign, state or local tax laws or the tax consequences of transactions effectuated prior or subsequent to or concurrently with the transaction (whether or not such transactions are in connection with the transaction), including, without limitation, transactions in which SeraCare common stock is acquired or Life Sciences common stock is disposed of.

         ACCORDINGLY, SERACARE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, TO THEM OF THE TRANSACTION IN THEIR PARTICULAR CIRCUMSTANCES.

         For United States federal income tax purposes, the transaction is intended to constitute a single integrated transaction with respect to SeraCare and its stockholders in which the spin-off will be treated as a distribution in complete redemption of outstanding common stock of SeraCare in connection with the complete termination of the SeraCare stockholders' interest in SeraCare as a result of the merger. Although SeraCare believes that the foregoing description correctly characterizes the transaction for United States federal income tax purposes and, therefore, that the spin-off should qualify as an exchange under
Section 302(b) of the Code with the consequences set forth below, either because the integrated combination of the spin-off and the merger results in a complete termination of the SeraCare stockholders' interests in SeraCare, or because the spin-off, in conjunction with the merger, is not essentially equivalent to a dividend, there is no specific authority on this point and the issue is not free from doubt.

         Assuming the spin-off in conjunction with the merger qualifies as an exchange within the meaning of Section 302(b) of the Code and that the shares of SeraCare common stock surrendered in the transaction were held as capital assets, then, subject to the assumptions, limitations and qualifications referred to in this section, the transaction would result in the following federal income tax consequences:

         Each holder of SeraCare common stock will generally recognize gain, if any, equal to the difference between (a) the fair market value of the shares of Life Sciences received in the spin-off, plus the cash received in connection with any fractional share payment, plus the cash proceeds received pursuant to the merger and (b) the stockholder's adjusted tax basis in the SeraCare common stock surrendered in exchange therefor. Such gain generally should be capital gain, and generally should be long-term capital gain if the SeraCare common stock exchanged in the transaction has been held for more than one year. In the event that a holder's adjusted basis in the SeraCare common stock exceeds the sum of the fair market value of the Life Sciences stock and the amount of cash received by the holder in the transaction, and absent some special limitation on loss recognition, the holder will recognize a loss. Such loss generally should be capital loss, and generally should be long-term capital loss if the SeraCare common stock exchanged in the transaction has been held for more than one year. One reasonable method of determining the fair market value of the Life Sciences common stock received by SeraCare stockholders would be to use the fair market value of Life Sciences as determined by the independent valuation firm designated by SeraCare in connection with the calculation of the formula provided in the Merger Agreement to determine the exercise price of the Life Sciences options and warrants. For purposes of reporting the distribution of the Life Sciences common stock to the SeraCare stockholders, SeraCare intends to use such appraisal value. You should consult with your own tax advisor with respect to your particular circumstances concerning taking a tax return position consistent with such reporting.

         The tax basis of the Life Sciences common stock received by SeraCare stockholders in the spin-off will be equal to the fair market value of such stock on the date of the spin-off. The holding period of the Life Sciences common stock received in the spin-off will commence on the day after the spin-off.

         Receipt of an opinion of counsel with respect to tax matters is not a condition to the obligations of the parties to consummate the merger. In addition, no ruling has been or will be obtained from the Internal Revenue Service in connection with the transaction, and the Internal Revenue Service could challenge the status of the transaction as a single integrated transaction for United States federal income tax purposes.

         Such a challenge, if successful, could result in SeraCare stockholders being treated as receiving a "dividend" distribution of the Life Sciences common stock received in the spin-off and as selling, in a separate transaction, their SeraCare common stock to Instituto Grifols immediately after the spin-off. Under this result, the amount treated as distributed in the spin-off would be equal to the fair market value on the date of the spin-off of the Life Sciences common stock received in the spin-off and generally

(1) would be treated as a dividend taxable as ordinary income to the SeraCare stockholders to the extent of SeraCare's current or accumulated earnings and profits (including any earnings resulting from the spin-off), (2) to the extent such amount exceeded SeraCare's earnings and profits, it would be applied to reduce, but not below zero, each SeraCare stockholder's adjusted basis in such stockholder's SeraCare stock, and (3) to the extent the amount treated as received by such stockholder in the spin-off exceeded the amount described in
(1) and (2), would be taxable as capital gain to each SeraCare stockholder. Also under this result, SeraCare stockholders would have a basis in the Life Sciences common stock distributed to them equal to its fair market value on the date of the spin-off, and the holding period of such stock would commence on the day after the spin-off. Finally, under this result, SeraCare stockholders generally would recognize gain on the sale of their SeraCare common stock to Instituto Grifols in the merger in an amount equal to the excess, if any, of the amount of cash received from Instituto Grifols in the merger over their adjusted basis in the SeraCare common stock immediately prior to the merger, taking into account the effect of the spin-off of Life Sciences common stock on such adjusted basis as described above. Such gain generally would be capital gain and generally would be long-term capital gain if the SeraCare common stock exchanged in the merger had been held for more than one year. In the event that a holder's adjusted basis in the SeraCare common stock, taking into account the effect of the spin-off of Life Sciences common stock on such adjusted basis as described above, exceeded the amount of cash received from Instituto Grifols in the merger, the holder would recognize a loss. Such loss generally would be a capital loss and generally would be a long-term capital loss if the SeraCare common stock exchanged in the merger had been held for more than one year.

         You may be subject to "backup withholding" on payments (including the distribution of Life Sciences common stock) received in connection with the merger unless you (1) provide to the exchange agent a correct taxpayer identification number (which, if you are an individual, is your social security number) and any other required information, or (2) are a corporation or otherwise qualify under certain exempt categories and, when required, demonstrate this fact, all in accordance with the requirements of the backup withholding rules. The Economic Growth and Tax Relief Reconciliation Act of 2001, signed into law on June 7, 2001, will reduce the backup withholding tax rate from 31% to 30.5% for payments made after August 6, 2001 and before January 1, 2002. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your United States federal income tax liability. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption. You may prevent backup withholding by completing a W-9 or substitute W-9 and submitting it to the exchange agent when you submit your stock certificate(s) following the effective time of the merger.

         THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO SERACARE STOCKHOLDERS. SERACARE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

Listing And Trading Of Our Common Stock

         There is not currently a public market for our common stock, although a limited trading market, known as a "when issued" trading market, may develop on or shortly before the record date for the distribution. We are applying for our common stock to be traded in the over-the-counter market on the OTC Bulletin Board under the symbol "____."

         Beginning on the first trading day after the date of the spin-off, we expect that Life Sciences common stock will trade in the "regular way", and SeraCare common stock will cease to trade, as the outstanding shares will have been merged into a subsidiary of Instituto Grifols, S.A.

         Until our common stock is fully distributed and an orderly market develops, the prices at which trading in our common stock occurs may fluctuate significantly and may be lower or higher than the price that would be expected for a fully-distributed issue. The prices at which our common stock will trade following the spin-off will be determined by the marketplace and may be influenced by many factors, including:

         .        the depth and liquidity of the market for our common stock;

         . investor perceptions of us, our business and the industries in which we operate;

         .        our dividend policy;

         .        our financial results; and

         .        general economic and market conditions.

         All of the shares of our common stock that are distributed in the spin-off will be eligible for immediate resale, except for shares held by our affiliates (see below). In transactions similar to the spin-off, it is not unusual for a significant redistribution of shares to occur during the first few weeks or even months following completion of the transaction because of the differing objectives and strategies of investors who acquire shares of our common stock in the transaction. We are not able to predict whether substantial amounts of our common stock will be sold in the open market following the spin-off or what effect these sales may have on prices at which our common stock may trade. Sales of substantial amounts of our common stock in the public market during this period, and the perception that any redistribution has not been completed could materially adversely affect the market price of our common stock.

         Generally, the shares of our common stock that are distributed in the spin-off will be freely transferable, except for securities received by persons deemed to be our "affiliates" under Rule 144 of the Securities Act of 1933, as amended ("Securities Act"). Persons who may be deemed to be our affiliates after the spin-off generally include individuals or entities that control, are controlled by, or are in common control with us, including our directors. Persons who are our affiliates will be permitted to sell shares of our common stock they receive in the spin-off only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as in accordance with the requirements of Rule 144 under the Securities Act.

                                 RISK FACTORS

         You should carefully consider all the information we have included in this Information Statement. In particular, you should carefully consider the risk factors described below. In addition, please read "Cautionary Statement as to Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" where we describe additional uncertainties associated with our business and certain forward-looking statements included in this Information Statement.

We May Need Additional Capital

         In order to implement our growth strategy and remain competitive, we must make investments in research and development to develop new and enhanced products and continuously upgrade our process technology and manufacturing capabilities. In order to do this, we will need to obtain additional capital. Although we believe that anticipated cash flows from operations will be sufficient to satisfy our working capital and normal operating requirements, we cannot fund our planned research and development, capital investment programs and possible acquisitions without additional capital. We will no longer be able to rely on SeraCare as an additional source of capital. Capital may include debt and equity financings or bank borrowings (subject to contractual restrictions which may be imposed by our creditors and investors on our ability to issue debt or equity securities).

         Our ability to raise additional capital will depend on a variety of factors, some of which will not be within our control, including investor perceptions of us, our business and the industries in which we operate, and general economic and market conditions. We cannot assure you that we will be able to enter into a credit facility or obtain additional capital on acceptable terms. If we borrow money we may become subject to restrictive covenants. We may be unable to successfully raise needed capital and the amount of net proceeds that will be available to us may not be sufficient to meet our needs. If we raise money through the issuance of equity securities, your stock ownership will be diluted. Failure to successfully raise needed capital on a timely or cost-effective basis could have a material adverse effect on our business, results of operations and financial condition.

         The Company has been advised that as of the date of the spin-off, the net intercompany amount due from Life Sciences to SeraCare will be deemed additional investment in Life Sciences by SeraCare and will be recorded as an additional investment in the Company. Accordingly, if the spin-off had taken place as of May 31, 2001, Advances from parent would be zero and additional paid-in capital of Life Sciences would have been increased by $11,146,204. If the Company is required to pay such intercompany amounts, it would have a material adverse effect upon its ability to meet its ongoing obligations.

We Have Limited Manufacturing Capability And Experience

         In March 2000 we constructed a manufacturing facility in Oceanside, California. This facility is designed to manufacture serums. However, prior to this time we had not previously owned or operated such a facility and had no experience in commercial, large-scale manufacturing of serums. In addition, there can be no assurance that we will have a sufficient supply of plasma in order to manufacture our products so that the facility can be operated efficiently and profitably.

We Are Dependent On Strategic Alliances

         We are pursuing strategic alliances with third parties such as Quest Diagnostics for the development of certain of our products. No assurance can be given that we will be successful in these efforts or, if successful, that the collaborators will conduct their activities in a timely manner or that the collaboration itself will be successful. If we are not successful in our efforts, we may not be able to continue to develop our products under development. Even if we are successful, if any of our collaborative partners violate or terminate their agreements with us or otherwise fail to conduct their collaborative activities in a timely manner, the development or commercialization of products could be delayed, and we might be required to devote significant additional resources to product development and commercialization or terminate certain development programs. In addition, there can be no assurance that disputes will not arise in the future with respect to the ownership of rights to any intellectual property developed with third parties. These and other possible disagreements between collaborators and us could lead to delays in the collaborative research, development or commercialization of certain products or could require or result in litigation or arbitration, which would be time-consuming and expensive and could have a material adverse effect on our future business, financial condition and results of operations.

The Value of Our Specialty Plasma Inventory is Dependent Upon the Success of the Quest Collaboration Agreement

         About 65% our current inventory is specialty plasma, which includes reactive plasma, specific antibody negative plasma and specific antibody positive plasma. Sales of these products are made either in conjunction with the Quest Collaboration Agreement or customers introduced by Quest. If our collaboration with Quest were to fail, then the value of our specialty plasma inventory would be substantially reduced which would have a material adverse effect on our future business, financial condition and results of operations.

Following the Spin-Off, We Will No Longer Have a Guaranteed Source of Plasma

         As a subsidiary of SeraCare prior to the spin-off, we have had a guaranteed source of plasma, the raw material for our products, from SeraCare and its 42 plasma collection centers. Following the spin-off, we will have a contract with SeraCare (as controlled by Instituto Grifols) to provide us with plasma products and plasmapheresis services, however, there are no minimum quantities set forth in the agreement and therefore we do not have a guaranteed source of plasma for manufacturing our products. If we are unable to obtain an adequate supply of plasma, our business will suffer.

We Have Significant Amounts Of Options and Warrants Outstanding

         As of the spin-off, we are expected to have outstanding warrants and options to purchase an aggregate of _________ shares of our common stock. In addition, in connection with the spin-off, we will issue Instituto Grifols a warrant to purchase ten percent of our outstanding shares.

         Certain of these equity securities are also subject to anti-dilution and other adjustments, which would require us to adjust the number of shares of stock that would be issuable upon the exercise or conversion of such equity securities if such adjustment provisions were triggered. Triggering events include the issuance of equity below certain prices.

Since There Has Been No Prior Market For Our Common Stock It Is Impossible To Predict The Prices At Which Our Common Stock Will Trade In The Open Market

         There has been no prior trading market for our common stock, and we cannot predict the prices at which trading in our common stock will occur after the spin-off. The trading prices for our common stock could fluctuate significantly.

The Company's Stock Price Is Expected To Be Volatile

         The market price of our common stock is expected to be volatile. We believe that future announcements concerning us, our competitors, governmental regulations, litigation or unexpected losses, or the failure to meet or exceed analysts projections of financial performance, may cause the market price of our common stock to fluctuate substantially in the future. Sales of substantial amounts of our outstanding common stock in the public market could also materially adversely affect the market price of our common stock. These fluctuations, as well as general economic, political and market conditions, may materially adversely affect the market price of our common stock.

Investment In Our Common Stock May Be Relatively Illiquid

         The trading volume in SeraCare's common stock has historically been relatively low and the trading volume of our common stock is expected to be even lower. Accordingly, investments in our common stock may be relatively illiquid, and investors in our common stock must be prepared to bear the economic risks of such investment for an indefinite period of time.

Penny Stock Restrictions Will Adversely Affect The Market For Our Securities

         We are making an application to have our securities traded in the over-the-counter market on the OTC Bulletin Board after the effectiveness of the Registration Statement of which this Information Statement that we are filing with the Securities and Exchange Commission is a part. An investor will find it more difficult to purchase, dispose of, and to obtain accurate quotations as to the value of, our securities, than for securities traded on more established markets.

         Our common stock will also be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under that rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including:

         . a requirement that they make an individualized written suitability determination for the purchaser; and

         . receive the purchaser's written consent prior to the transaction.

         The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, any equity security not traded on an exchange or quoted on Nasdaq SmallCap that has a market price of less than $5.00 per share), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated with that market. Such requirements could severely limit the market liquidity of our securities and the ability of purchasers in this offering to sell their securities in the secondary market.

Having No Recent Operating History As An Independent Company Makes It Difficult To Predict Our Profitability As A Stand-Alone Company

         We do not have a recent operating history as an independent company. Our business has relied on SeraCare for various financial, managerial and administrative services and has been able to benefit from the earnings, financial resources, assets and cash flows of SeraCare's other businesses. After the spin-off, SeraCare will only be obligated to provide us with the assistance and services set forth in the Separation Agreement and related documents. See "Arrangements with SeraCare Relating to the Spin-Off."

         Following the spin-off, we will incur costs and expenses associated with the management of a public company that we expect will be greater than the amount reflected in our historical financial statements. While we have been profitable as part of SeraCare, there can be no assurance that, as a stand-alone company, our future profits will be comparable to historical operating results before the spin-off.

         We also will need to dedicate significant managerial and other resources at the corporate level to establish the infrastructure and systems necessary for us to operate as an independent public company. While we believe that we have sufficient management resources, we cannot assure you that this will be the case or that we will successfully implement our operating and growth initiatives. Failure to implement these initiatives successfully could have a material adverse effect on our business, results of operations and financial condition.

We Are Subject To Significant Government Regulation

         Our business is heavily regulated in the United States. In addition to the Food and Drug Administration, or FDA, which regulates, among other matters, the testing, manufacturing, storage, labeling, export, and marketing of blood products and in vitro diagnostic products, various other federal, state and local regulations also apply and can be, in some cases, more restrictive. If we fail to comply with FDA requirements, we could be subjected to civil and criminal penalties, or even required to suspend or cease operations. Failure of our plasma suppliers or customers to comply with FDA requirements could also adversely affect us. In addition, more restrictive laws, regulations or interpretations could be adopted, which could make compliance more difficult or expensive or otherwise adversely affect our business.

Market Supply And Demand For Plasma Products Fluctuates

         The demand for our plasma products depends in large part on the number and uses of products which require plasma components for their manufacture or production. Many of the plasma products which we sell are used in the manufacture of diagnostic products to diagnose certain diseases. Several companies are attempting to develop and market products to treat these diseases based upon technology which would lessen or eliminate the need for human blood plasma. Such products, if successfully developed and marketed, could reduce the demand for our plasma products.

         The supply of plasma has been constrained in recent years due in large part to the more rigorous screening procedures required by regulatory authorities and manufactures of plasma-based products to detect the presence of disease causing organisms. These safety procedures have disqualified a portion of the potential donor population. Additionally, the supply of plasma available to us depends on the available processing capacity of the fractionation facilities used in the industry to process plasma. These and other factors could adversely affect our ability to obtain an adequate supply of plasma for manufacturing of our products in the future.

We May Not Be Able To Successfully Implement Our Growth Strategy

         Our growth strategy may include acquisitions and expansion into new markets. However, our ability to successfully implement this strategy depends on a number of factors, including our access to capital, our ability to obtain applicable governmental approvals and our ability to integrate acquired businesses into our existing operations. For example, we began manufacturing operations for bulk serums at our plant in Oceanside, California, in March 2000, and any problems with manufacturing or licensing of this facility could severely curtail our sales to biologics companies. We cannot assure you that we will be successful in expanding our operations or entering new markets.

         Acquisitions Involve Inherent Risks That May Adversely Affect Our Operating Results And Financial Condition

         Our growth strategy includes possible acquisitions. Acquisitions involve various inherent risks, such as:

         . our ability to assess accurately the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates;

         .        the potential loss of key personnel of an acquired business;

         . our ability to integrate acquired businesses and to achieve identified financial and operating synergies anticipated to result from an acquisition; and

         . unanticipated changes in business and economic conditions affecting an acquired business.

The Majority of Our Customers Do Business With Us On an Advance Purchase Order Basis

         Because we do business with our customers on an advance purchase order basis, our customers may cancel orders of our products at any time prior to the shipment of the product.

We Are Dependent On Key Personnel

         Our success depends on our ability to attract, retain and motivate the qualified personnel that will be essential to our current plans and future development. The competition for such personnel is substantial, and we can not assure you that we will successfully retain our key employees or attract and retain any required additional personnel.

         In particular, our success depends to a significant extent upon the continued services of Michael Crowley II, our President and Barry Plost, our Chairman and interim CEO after the spin-off. Jerry Burdick is our Chief Financial Officer and the Chief Financial Officer for SeraCare, and will continue after the spin-off as our interim Chief Financial Officer. In addition, Mr. Plost, our Chairman of the Board and Chairman of the Board and CEO for SeraCare, will continue after the spin-off as Chairman and become our interim CEO. There can be no assurance that we will be able to effectively replace Mr. Plost or Mr. Burdick.

We Make a Large Percentage of its Sales to Three Customers

         Approximately 49% of our net sales were to three customers in 2001 and 40% of our net sales were to two customers in 2000. These same customers represented approximately 46% and 45%, respectively, of year-end accounts receivable. If we were to lose any one of these customers, or if any major customer were to materially reduce its purchases of our plasma products, our business and results of operations would be materially adversely affected.

Following the Spin-Off, We Will Be a Smaller Company Which May Be Perceived Negatively By Our Customers

         As a subsidiary of SeraCare prior to the spin-off, we were a part of company valued at approximately four times our estimated value immediately following the spin-off. Our customers may prefer to do business with larger companies because they may perceive them to be more financially stable. If true, then our customers may prefer to do business with competitors that are larger companies.

         Our customers put their products through a rigorous approval process with the FDA, and list our products as a component of their products in that process. Once our customer receives FDA approval for their product, they may only use our product listed in the FDA application in manufacturing their product that received FDA approval. If our company were no longer able to supply that customer with the plasma product they need to manufacture such product, they would have to go through the FDA process again with one of our competitor's products. Therefore, following the spin-off our customers may prefer to do business with larger competitors with greater financial resources.

An Interruption In The Supply Of Diagnostics Products That We Purchase From Third Parties Could Cause a Decline In Our Sales

     We purchase diagnostics products that are used in the manufacture and testing of our plasma products from third parties, such as Probitas Pharma and other companies. Any significant interruption in the supply of these diagnostics products could cause a decline in our plasma product sales, unless and until we are able to replace them. We also depend on these third parties to provide their products on a timely and cost-effective basis and to deliver high quality products, enhance their current products, develop new products, and respond to emerging industry standards and other technological changes. The failure of these third parties to meet these criteria could harm our business.

Our Business Is Highly Competitive

     Our products compete with those of other companies. Most of these companies have greater financial resources, research and product development capabilities and marketing organizations than we do. Certain of our special antibody products are derived from donors with rare antibody characteristics, resulting in increased competition for such donors.

We Are Subject To Governmental Reforms And The Adequacy Of Reimbursement

     Healthcare reform is a priority of many elected and appointed officials. Some reform measures, if adopted, could adversely affect the pricing of diagnostic products which are made from plasma or the amount of reimbursement available for diagnostic products from government agencies, third party payers and other organizations.

Our Principal Shareholders May Exert Significant Influence On Us

     As of the spin-off, our director, Barry Plost, is expected to beneficially owned approximately 17.0% of our common stock (which number includes options exercisable by Mr. Plost to purchase shares of the our common stock). In addition, Pecks Management Partners, Ltd., as investment advisor for four separate investors, is expected to beneficially own approximately 26.9% of our outstanding shares. Therefore, Mr. Plost and Pecks Management Partners, Ltd. each will have power to exert significant influence on our management and policies.

If The Shares Of Our Common Stock Eligible For Future Sale Are Sold, The Market Price Of Our Common Stock May Be Adversely Affected

     If our existing security holders sell significant amounts of our common stock in the public market, the market price of the our common stock could be adversely affected, and we may find it more difficult to sell our common stock in the future at times and for prices we consider appropriate. As of the spin-off, about 5,433,468 shares of our common stock are expected to be outstanding, and an additional __________ shares are expected to be issuable upon the exercise or conversion of certain warrants and options that we had previously issued.

We May Issue Preferred Stock In The Future

     We intend to authorize the issuance of up to 25 million shares of preferred stock. We may issue additional shares of preferred stock in one or more new series. Our board of directors may determine the terms of the preferred stock without further action by our shareholders. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. Although we have no present plans to issue additional shares of preferred stock or to create new series of preferred stock, if we do issue additional preferred stock, it could affect the rights, or even reduce the value, of our common stock.

Product Liability Claims Could Have A Material Adverse Effect On Our Reputation, Business, Results Of Operations And Financial Condition

     As a manufacturer and distributor of various therapeutic and diagnostic plasma products, our results of operations are susceptible to adverse publicity regarding the quality or safety of our products. Product liability claims challenging the safety of our products may result in a decline in sales for a particular product which could adversely affect our results of operations. This could be true even if the claims themselves are proven to not be true or settled for immaterial amounts.

     While we currently are covered by SeraCare's insurance policies, following the spin-off we will have our own general liability and other insurance policies concerning product liabilities and we will have self-insured retentions or deductibles under such policies with respect to a portion of these liabilities.

Risk Of Hazardous Waste Liability

     Our operations involve the controlled use of bio-hazardous materials and chemicals. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal agencies, we cannot assure you that we will be able to continue to comply with all applicable standards or that violations will not occur. In addition, we cannot assure you that more restrictive laws, rules and regulations or enforcement policies will not be adopted in the future which could make compliance more difficult or expensive or otherwise adversely affect our business or prospects.

We Are Subject To The Risks Associated With International Sales

     During the fiscal year 2001, international sales accounted for approximately 42% of our total revenues. We anticipate that future international sales will continue to account for a significant percentage of our revenues. Risks associated with these sales include:

     .  political and economic instability;

     .  export controls;

     .  changes in legal and regulatory requirements;

     . U.S. and foreign government policy changes affecting the markets for our products; and

     .  changes in tax laws and tariffs;

     Any of these factors could have a material adverse effect on our business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Foreign Restrictions On Importation Of Blood Derivatives

     Concern over blood safety has led to movements in a number of European and other countries to restrict the importation of blood and blood derivatives, including antibodies, collected outside the countries' borders or, in the case of certain European countries, outside Europe. To date, these efforts have not led to any meaningful restriction on the importation of blood or blood derivates, and have not adversely affected our business. Such restrictions, however, continue to be debated and there can be no assurance that such restrictions will not be imposed in the future. If imposed, such restrictions could have a material adverse effect on the demand for our products.

Anti-Takeover Effects of Certain Charter and Bylaw Provisions

     Certain provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects and may discourage, delay or prevent a takeover attempt that might be considered in the best interests of the shareholders of the Company. These provisions, among other things: (i) eliminate cumulative voting rights when the Company becomes a "listed" company on a national securities exchange; (ii) authorize the issuance of "blank check" preferred stock having such designations, rights and preferences as may be determined from time to time by the board of directors, without any vote or further action by the shareholders of the Company; and (iii) eliminate the right of shareholders to act by written consent.

             CAUTIONARY STATEMENT AS TO FORWARD LOOKING STATEMENTS

     We caution you that this document contains disclosures that are forward-looking statements. All statements regarding Life Sciences' expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities for existing products or products under development, plans and objectives of management for future operations and markets for stock are forward-looking statements. In addition, forward-looking statements include statements in which we use words such as "expect," "believe," "anticipate," "intend," or similar expressions. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to have been correct, and actual results may differ materially from those reflected in the forward-looking statements. Factors that could cause our actual results to differ from the expectations reflected in the forward-looking statements in this document include those set forth in "Risk Factors."

     Life Sciences has no intention or obligation to update the forward-looking statements, even if new information, future events or other circumstances make them incorrect or misleading.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZAITON


     The following table sets forth at May 31, 2001 our capitalization on an actual basis. You should read this information together with the "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes contained elsewhere in this prospectus.

                                                                             As of May 31,
                                                                                 2001
                                                                        ----------------------
Debt (including current maturities):
      Advances from Parent(*)........................................             $11,146,204
         Total Debt..................................................             $11,146,204

Shareholder's Equity:
      Common stock, no par value, 100,000 shares authorized;
      and 1000 shares issued and outstanding ........................                   1,000
      Additional paid-in capital.....................................                $144,924
      Accumulated other comprehensive loss...........................                      --
      Retained earnings..............................................               6,576,378
         Total shareholders' equity..................................               6,722,302
         Total capitalization........................................             $17,868,506

(*) As of the date of the spin-off, the net intercompany amount due from Life Sciences to SeraCare will be deemed additional investment in Life Sciences by SeraCare and will be recorded as an additional investment in the Company. Accordingly, if the spin-off had taken place as of May 31, 2001, Advances from parent would be zero and additional paid-in capital of Life Sciences would have been increased by $11,146,204.

                            SELECTED FINANCIAL DATA


     The table below presents selected financial data of the Company as of and for the five years ended February 28 (29), 2001, 2000, 1999, 1998 and 1997. The data for years 2001 through 1999 have been derived from the historical audited financial statements of the Company. The data for the fiscal years ended February 28, 1998 and May 31, 1997 are unaudited and were derived from internal statements of the Company that are not included elsewhere in this information statement. The historical results are not necessarily indicative of results to be expected for any future period.

    ------------------------------------------------------------------------------------------------------------------------------
                                           For the 3     For the 3         For the Years ended February 28(29)
                                           Months ended  Months ended

    ------------------------------------------------------------------------------------------------------------------------------
                                              May 31,      May 31,      2001         2000        1999        1998      1997(2)
                                               2001         2000
    ------------------------------------------------------------------------------------------------------------------------------
      STATEMENT OF OPERATIONS DATA:                                                                      (Unaudited) (Unaudited)
      Total Revenue                         $ 3,152,651  $ 3,834,336  $19,663,336 $16,219,056 $13,110,819 $11,545,746  $7,952,960
      Cost of sales                           1,821,765    2,707,348   13,197,646  12,057,761   9,448,220   8,906,553   5,953,978
                                           ---------------------------------------------------------------------------------------
          Gross profit                        1,330,886    1,126,988    6,465,690   4,161,295   3,662,599   2,639,193   1,998,982
      General and administrative expenses       686,857      574,780    2,759,445   2,694,271   1,551,681   1,323,169   1,941,458
                                           ---------------------------------------------------------------------------------------
         Operating income                       644,029      552,208    3,706,245   1,467,024   2,110,918   1,316,024      57,524
      Other income, net                               -        9,940       11,488       7,597      12,344      52,899      53,877
                                           ---------------------------------------------------------------------------------------
      Net income before taxes                   644,029      562,148    3,717,733   1,474,621   2,123,262   1,368,923     111,401
      Income taxes (1)                          264,052      230,481    1,524,271     604,595     870,537     561,258      44,000
                                           ---------------------------------------------------------------------------------------
      Net Income                            $   379,977  $   331,667  $ 2,193,462 $   870,026 $ 1,252,725 $   807,665  $   67,401
    ==============================================================================================================================

      EARNINGS PER SHARE:

      Basic                                 $    379.98  $    331.67  $  2,193.46 $    870.03 $  1,252.73 $    807.67  $    67.40
      Diluted                               $    379.98  $    331.67  $  2,193.46 $    870.03 $  1,252.73 $    807.67  $    67.40
    ==============================================================================================================================

      WEIGHTED AVERAGE SHARES OUTSTANDING:

         Basic                                    1,000        1,000        1,000       1,000       1,000       1,000       1,000
         Diluted                                  1,000        1,000        1,000       1,000       1,000       1,000       1,000
    ==============================================================================================================================

    ------------------------------------------------------------------------------------------------------------------------------
                                                                           As of February 28(29)
    ------------------------------------------------------------------------------------------------------------------------------
                                              May 31,      May 31,
                                               2000         2000         2001        2000       1999       1998      1997(3)
    ------------------------------------------------------------------------------------------------------------------------------
      SELECTED BALANCE SHEET
      DATA:
           Working capital                  $13,689,784  $ 7,732,295  $12,626,907 $ 6,183,839 $ 5,472,195 $ 1,632,055  $  912,164
           Total assets                      19,910,836   14,243,048  $20,562,479 $15,046,987 $ 9,872,904 $ 6,609,409  $2,555,851
           Advances from parent(3)           11,146,204    5,182,669  $10,499,140 $ 6,237,306 $ 5,598,380 $ 2,612,339  $        -
           Shareholder's equity               6,722,302    6,817,529  $ 6,342,325 $ 4,148,863 $ 3,321,302 $ 2,026,112  $  929,776
    ==============================================================================================================================
    ------------------------------------------------------------------------------------------------------------------------------

(1) The Company filed its taxes as part of the consolidated return of the parent. For purposes of this presentation, income taxes for all years presented except 1997 have been calculated at 41% in order to reflect a permanent difference relating to goodwill and appropriate statutory rates. The year 1997 has been presented as actually incurred.

(2) Data for the fiscal year 1997 reflects the twelve months ended May 31, 1997 which was the fiscal year of the company before its acquisition by SeraCare. These results are not comparable to other periods presented. The three months ended May 31, 1997 are also included in the twelve months February 28, 1998.

(3) As of the date of the spin-off, the net intercompany amount due from Life Sciences to SeraCare will be deemed additional investment in Life Sciences by SeraCare and will be recorded as an additional investment in the Company. Accordingly, if the spin-off had taken place as of May 31, 2001, Advances from parent would be zero and additional paid-in capital of Life Sciences would have been increased by $11,146,204.


               Management's Discussion and Analysis of Financial
                      Condition and Results of Operations


Overview

     We are a manufacturer of plasma-based diagnostic products and distributor of therapeutic products based in Oceanside, California with offices strategically located in Helsinki, Austria, Paris, Milan, Tel Aviv and Seoul. We are a vendor-approved supplier to over 500 pharmaceutical and other healthcare companies, including being listed as an exclusive supplier in many customers' regulatory applications with the FDA. Our primary focus is on the sale of plasma-based therapeutic, cell culture and diagnostic products to domestic and international customers. During fiscal year 2000, we established ourselves as a major supplier of plasma-based diagnostic products to several pharmaceutical and biotech companies and signed the distribution agreement with Proliant, the largest producer of bovine products in the world. During the fiscal year 2001, we cultivated alternative diagnostic applications for traditionally therapeutic products as an alternative to animal-based mediums and established ourselves as a manufacturer of bulk plasma-based products and serums. During fiscal year 2001, we also continued to expand our product technology and began operating under a collaboration agreement with Quest Diagnostics to advance our goal of providing a full spectrum of antibody specific plasma products to manufacturers of diagnostic products throughout the world. In addition, we have also helped certain customers develop internal protocols and standards used to establish quality control benchmarks and has performed various other value-added services for its' customers in order to establish solid relationships.

Results of Operations


Three Months Ended May 31, 2001 as compared to Three Months Ended May 31, 2000
------------------------------------------------------------------------------

Revenue

     Net revenue of the Company decreased by 18 percent, or $681,685 to $3,152,651 during the current year period. This decrease was primarily the result of the timing of shipments to certain customers and the deferral of deliveries by the Company's largest therapeutic customer due to production scheduling issues.

Gross Profit

     Gross profit increased by $203,898 or 18 percent in the current year period to $1,330,886 mainly due to a change in product mix resulting from an increase in the sales volume of products manufactured by the Company.

General and Administrative Expenses

     General and administrative expenses in the current quarter increased by $112,077 to $686,857, an increase of 20 percent. This increase was primarily due to an increase in salaries and expenses due to a sales and marketing restructuring.

Income Before Tax and Expenses

     As a result of the above, income before income tax expense increased by $81,881 or 15 percent to $644,029.

Net Income


     As a result of the above, net income for the three months ended May 31, 2001 was $379,977 compared to $331,667 for the same prior year period.

Fiscal Year Ending February 28, 2001 compared to Fiscal Year Ending February 28,
--------------------------------------------------------------------------------
2000
----

Revenue

     Revenue increased by $3,444,280 to $19,663,336, an increase of 21 percent. The primary contributors to the increase were: the ramp-up of the manufacturing operation in Oceanside, California which resulted in an increase in the sale of manufactured serums and plasma products; and, to a lesser extent, an increase in the volume of certain plasma products sold to biotech companies.

Gross Profit

     Gross profit increased by $2,304,395, or 55 percent in 2001 to $6,465,690. The primary contributor to the improvement was the higher gross margins derived from the products manufactured in Oceanside. Also contributing was the increased sales of fractionated plasma products. As a result of the aforementioned, the gross profit percentage increased from 25.7 percent in fiscal 2000 to 32.9 percent in fiscal 2001.

General and Administrative Expenses

     General and administrative expenses for fiscal 2001 increased by $65,174, or 2.4 percent, to $2,759,445. This increase was primarily due to the increase in commission expense associated with the higher sales and a restructuring of the marketing and sales structure.

Other Income

     Other income for fiscal year 2001 was $11,488 compared to $7,597 for fiscal year 2000.

Income Taxes

     Historically, Life Sciences has been a part of the consolidated filing by SeraCare, Inc. and has not reported income taxes on an individual basis. For presentation purposes in this Information Statement, income taxes have been calculated at an overall rate of 41% to reflect the permanent timing differences of the amortization of goodwill as well as the appropriate statutory rates.

Net Income

     As a result of the above, net income for fiscal 2001 totaled $2,193,462 compared to $870,026 in fiscal 2000.

Fiscal Year Ending February 29, 2000 vs. Fiscal Year Ending February 28, 1999
-----------------------------------------------------------------------------

Revenue

     Revenue increased by $3,108,237 to $16,219,056, an increase of 23.7 percent. The primary contributors to the increase were: the increase in the sale of fractionated plasma products; and, to a lesser degree, increased plasma sales to international customers.

Gross Profit

     Gross profit increased by $498,696 or 13.6 percent in 2000 to $4,161,295. This increase was a direct result of the increase in sales volumes, partially offset by a product mix which included certain low-margin sales.

General and Administrative Expenses

     General and administrative expenses for fiscal 2000 increased $1,142,590 or
73.6 percent. Salaries, commissions and other sales expenses were higher due to a restructuring of marketing and sales in order to establish a more focused attention on customers and opportunities. The Company also experienced an increase in employee benefits expenses and higher general insurance costs.

Income Taxes

     Historically, Life Sciences has been a part of the consolidated filing by SeraCare, and has not reported income taxes on an individual basis. For stand-alone financial statement presentation purposes income taxes have been calculated an overall rate of 41% to reflect the permanent timing differences of the amortization of goodwill as well as the appropriate statutory rates.

Net Income

     As a result of the above, there was a net income for fiscal 2000 of $870,026 compared to a net income of $1,252,725 in fiscal 1999.

Liquidity and Capital Resources

Fiscal Year Ending February 28, 2001 compared to Fiscal Year Ending February 29, 2000

     As of February 28, 2001, the Company's current assets exceeded current liabilities by $12,626,907 compared to $6,183,839 at the year earlier date. The use of cash during the year was consistent with the Company's strategic plan for growth which includes a shifting from bulk plasma sales to a more stable and profitable spectrum of products used by large biotech and bioscience companies. The short-term impact on the Company's earnings and cash flow has been to defer profitability and positive cash flows. The recent collaboration agreement with Quest Diagnostics is a reflection of the Company's commitment to higher profit margin products which in this case is reactive and rare antibody plasma products used in diagnostic applications.

     Net cash used in operating activities during fiscal 2001 was $4,389,820 compared to cash generated of $456,736 during the same prior year period. This was due primarily to an increase in inventory levels associated with the specialty plasma program and a decrease in accounts payable.

     Cash flows used in investing activities for fiscal 2001 was $146,382 compared to $118,113 used in the comparable prior year period. The cash used was primarily the result of purchases of equipment related to the establishment of a manufacturing operation in Oceanside.

     Cash flow from financing activities was $4,261,834 for fiscal year 2001 compared to $233,743 used in the comparable prior period. The current year impact was the result of increases in inter-company advances from SeraCare, partially offset by the transfer of excess cash to SeraCare. The prior year amount was the result of excess cash being transferred to SeraCare, mostly offset by the transfer of certain specialty and reactive plasma products from SeraCare, to the Company.

     Much of fiscal year 2001 has been a period for assessing product lines and margins in an effort to focus the marketing and sales efforts in areas where the Company expects the highest returns. The restructuring of the sales and marketing organization is substantially complete, with the final step being to establish specific targets and goals. Consistent with this process, the Company is currently in the process of expanding the manufacturing operations established to provide bulk plasma based products and serums for diagnostic customers due to demand being higher than current capacity. This expansion will also increase the number and type of products which can be manufactured in-house.

     The Company continues to believe that demand for plasma and plasma based products will continue to improve through the current calendar year. The Company also believes that products manufactured in-house are gaining acceptance with pharmaceutical and healthcare companies. The Company has historically been a wholly-owned subsidiary of a parent company with access to capital markets. If that relationship should change, there can be no guarantee that internally generated cash flow will be sufficient to meet the Company's working capital requirements for fiscal 2002.

Three Months Ending May 31, 2001 as compared to Three Months Ending May 31, 2000

     As of May 31, 2001 the Company's current assets exceeded current liabilities by $13,689,784 compared to $12,626,907 as of February 28, 2001, which translates into a current ratio as of May 31, 2001 of 7.7 to 1 compared to
4.4 to 1 as of February 28, 2001. Total liabilities including "Advances from

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

parent" as of May 31, 2001 were $13,188,534 compared to $14,220,154 as of February 28, 2001. The total debt to equity ratio as of May 31, 2001 was 1.96 compared to 2.24 as of February 28, 2001.

     Net cash used in operating activities during the three-month period ended May 31, 2001 was $275,078 compared to $1,298,748 during the same prior year period. The current year quarter results were due primarily to a smaller decrease in accounts payable.

     Cash flows used in investing activities for the three months ended May 31, 2001 was $6,636 compared to $81,800 for the comparable prior year period. The results for both periods were the result of capital expenditures for manufacturing equipment.

     Cash flow provided by financing activities was $647,064 for the current year period compared to cash flow generated of $1,282,362 for the comparable period in the prior year. The amounts for both periods were the result of advances to and from the parent. The Company has been advised that as of the date of the spin-off, the net intercompany amount due from Life Sciences to SeraCare will be deemed additional investment in Life Sciences by SeraCare and will be recorded as an additional investment in the Company. Accordingly, if the spin-off had taken place as of May 31, 2001, Advances from parent would be zero and additional paid-in capital of Life Sciences would have been increased by $11,146,204. If the Company is required to pay such intercompany amounts, it would have a material adverse effect upon its ability to meet its ongoing obligations.

Inflation

     Management believes that inflation generally causes an increase in sales prices with an offsetting unfavorable effect on the cost of products sold and other operating expenses. Accordingly, with the possible exception of the impact on interest rates, management believes that inflation will have no significant effect on the Company's results of operations or financial condition.

Other Items

     Our historical financial information is not necessarily indicative of the results of operations, financial position or cash flows that would have occurred if we had been a separate, independent company during the periods presented, nor is it indicative of our future performance. The historical financial statements do not reflect any changes that may occur in our capitalization or results of operations as a result of, or after, the spin-off.

New Accounting Pronouncements

     In October 2000, the Company adopted Financial Accounting Standards Board SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires changes in the derivative's fair value to be recognized in earnings unless specific hedge accounting criteria are met. The adoption of SFAS 133 did not have a material impact on the consolidated financial statements.

     In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in the financial statements filed with the SEC. Subsequently, the SEC released SAB 101B, which delayed the implementation date of SAB 101 for registrants with fiscal years that begin between December 16, 1999 and March 15, 2000. The Company was required to be in conformity with the provisions of SAB 101, as amended by SAB 101B, no later than October 1, 2000. The Company believes the adoption of SAB 101, as amended by SAB 101B, has not had a material effect on the financial position, results of operations or cash flows of the Company for the year ended February 28, 2001.

     In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, the Interpretation of APB Opinion No. 25" (FIN44). The Interpretation is intended to clarify certain problems that have arisen in practice since the issuance of APB No. 25, "Accounting for Stock Issued to Employees." The effective date of the Interpretation was July 1, 2000. The provisions of the Interpretation apply prospectively, but they will also cover certain events occurring after December 14, 1998 and after January 12, 2000. The adoption of FIN 44 did not have a material adverse affect on the current and historical consolidated financial statements.

     In March, 2000, Emerging Issues Task Force No. 00-2, "Accounting for Web Site Development Costs" (EITF 00-2) was issued. The Task Force issue outlined the capitalization and expense requirements of costs incurred to development internet web sites. EITF 00-2 is effective for web site development costs incurred for fiscal quarters beginning after June 30, 2000. The adoption of EITF 00-2 is not expected to have a material impact on the financial statements.

     In July 2001, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets", which revises the accounting and reporting for purchased goodwill and other intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized, but will be tested annually, or in the event of an impairment indicator, for impairment. The Company expects that the adoption of SFAS 142 will increase annual income by approximately $220,000 annually.

     In June 2001, the Financial Accounting Standards Board approved for issuance statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations." This standard eliminates the pooling method of accounting for business combinations initiated after June 30, 2001 in addition SFAS 141 addresses the accounting for intangible assets and goodwill acquired in a business combination. This portion of SFAS 141 is effective for business combinations completed after June 30, 2001. The Company does not expect SFAS 141 to have a material effect on the Company's financial position or results of operations.

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

                          Description of Our Business


Our Company

     We are a manufacturer of plasma-based diagnostic products and distributor of therapeutic products based in Oceanside, California with distributors strategically located in Helsinki, Austria, Paris, Milan, Tel Aviv and Seoul. We are a vendor-approved supplier to over 500 pharmaceutical and other healthcare companies, including being listed as an exclusive supplier in many customers' regulatory applications with the FDA. Our primary focus is on the sale of plasma-based therapeutic, cell-culture and diagnostic products to domestic and international customers. During fiscal year 2000, we established ourselves as a major supplier of plasma-based diagnostic products to several pharmaceutical and biotech companies and signed a distribution agreement with Proliant, the largest producer of bovine products in the world. During the fiscal year 2000, we cultivated alternative diagnostic applications for traditionally therapeutic products as an alternative to animal-based mediums and established our self as a manufacturer of bulk plasma-based products and serums. During fiscal year 2001, we also continued to expand our product technology and began operating under a collaboration agreement with Quest Diagnostics to advance our goal of providing a full spectrum of antibody specific plasma products to manufacturers of diagnostic products throughout the world. In addition, we have also helped certain customers develop internal protocols and standards used to establish quality control benchmarks and have performed various other value-added services for our customers in order to establish solid relationships.

Industry Overview

     Our business operates in the industry known as the "bioscience" or "life sciences" industry. The products in our industry can be divided into three categories, therapeutic, diagnostic and cell culture. Diagnostic products are used to diagnose specific patient conditions, including infectious disease and blood type, and include products consisting of antibodies that are used to determine blood type or screen for a specific disease. The diagnostic segment also includes non-human derived blood products for cell culture, research, manufacturing or in vitro diagnostic use. Therapeutic products are used for the treatment or prevention of disease conditions, and include products consisting of specialty antibodies, non-specialty antibodies and source plasma. Cell culture products are media used to grow cells including but not limited to monoclonal antibodies and recombinant proteins.

     Product sectors in which we compete include source plasma, specialty and non-specialty antibodies found in source plasma and other specialty biologic components.

     . Antibodies are proteins produced by B cells, which are designed to control the immune response in extra-cellular fluids. B cells develop in the bone marrow and are responsible for immunity in the intercellular fluids.

     . Plasma is the liquid part of blood and is collected through a procedure similar to giving blood. The clear plasma is mechanically separated from the cellular elements of the blood (such as red and white blood cells and platelets) through centrifugation or membrane filtration at the time the donation is made. These cellular elements are then returned to the donor as part of the same procedure.

     . The process of collecting plasma is known as plasmapheresis. Because blood cells are returned, it is possible for individuals to donate plasma more frequently than whole blood. Donations of plasma can be made up to twice per week or 104 times per year pursuant to FDA rules.

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

     Source plasma is the cornerstone for most therapeutic and diagnostic products. The availability of source plasma affects the ability to produce therapeutic and diagnostic products. We believe that a significant worldwide shortage of plasma has developed which could last three to five years. In our opinion, the market factors currently affecting the supply and demand of source plasma and plasma derived products include the following:

     .  The expanded use of immune globulins to prevent and treat disease;

     . The worldwide plasma shortage which has been made worse by the impact of the (BSE) and (TSE) disease in Europe, which resulted in the termination of all plasma collection activities within that country and the replacement of such plasma from the United States;

     . Extensive public concern over the safety of blood products, which has led to increased domestic and foreign regulatory control over the collection and testing of plasma and the disqualification of certain segments of the population from the donor pool;

     . The continuing increase in the uses of plasma as the source material for new treatments and applications, such as fibrin glue, a growth agent for microbiotics and vaccines;

     . The increased demand for plasma-based healthcare products worldwide, which has led to expansion of fractionation capacity; and

     . The barriers to entry into the fractionation and plasma collection business, including the extensive FDA and ABRA approval process, which can take years to complete.

Company History

     SeraCare Life Sciences, Inc. was incorporated under the laws of the State of California in 1984 and changed its name from The Western States Group, Inc. to SeraCare Life Sciences, Inc. in June 2001. In February 1998, SeraCare, Inc. acquired all of our outstanding stock in a strategic acquisition designed to expand sales and distribution opportunities internationally. At that time, we were a worldwide marketing organization for therapeutic blood plasma products, diagnostic test kits, specialty plasma and bulk plasma. During the initial twelve months after the acquisition, our primary product was excess blood plasma that was sold to various established customers internationally. Since that time, the ever-increasing shortage of bulk plasma has resulted in a transition of our business away from bulk plasma to manufacturing of plasma-based diagnostic products and distribution of therapeutic products. Key to this transition has been: (1) the agreement with Instituto Grifols, S.A. under which Grifols supplies us with Human Serum Albumin, which we then distribute to multinational biotech companies; (2) the joint venture agreement with Proliant for the distribution of Bovine Serum Albumin to multinational diagnostic products manufacturers; (3) the establishment of a manufacturing operation in Oceanside for the custom manufacturing of bulk serums and other plasma products; and (4) the collaboration agreement with Quest Diagnostics, Inc. which is the cornerstone of a specialty plasma program for the collection and sale of antibody specific plasma, antibody serums and purified human antigens.

Principal Business Divisions

     During fiscal year 2001, we re-organized our business by division, and our business now operates through two divisions, the Therapeutics division and the Diagnostics division. The primary focus of the Therapeutics division is the sale of our therapeutic products internationally. The primary focus of our Diagnostics division is the sale of our diagnostic products domestically. For financial information relating to our business segments, refer to Note 6 to our financial statements. See "Index to our Financial Statements at page F-1."

Regulatory Issues

         The blood resources industry is one of the most heavily regulated in the United States. Federal, state, local and international regulations are designed to protect the health of the donors as well as the integrity of the products. The Food and Drug Administration (the "FDA") administers the federal regulations across the country. Failure to comply with FDA regulations, or state and local regulations, may result in the forced closure of a facility licensed by the FDA or monetary fines or both, depending upon the issues involved. We are also subject to regulation by Occupational Safety and Health Administration ("OSHA").

         These regulations apply to our manufacturing facilities in Oceanside, California. In addition, these regulations apply to the collection facilities under contract with us that supply us with plasma and the facilities where we refer donors for plasmapheresis services in connection with our specialty plasma program (our "contract collection centers"). We do not own or operate plasma collection centers or perform plasmapheresis services. The following summarizes the nature of these regulations:

         Federal Government

         FOOD AND DRUG ADMINISTRATION:

                  The testing, manufacturing, storage, transport, labeling, export, and marketing of blood products and in vitro diagnostic products are extensively regulated. In the U.S., the FDA regulates blood products and medical devices under the Food, Drug, and Cosmetic Act, the Public Health Service Act, and implementing regulations. Violations of FDA requirements may result in various adverse consequences, including shutdown of a facility, withdrawal of product approvals, and the imposition of civil or criminal penalties.

                  Generally, blood products and in vitro diagnostics may not be marketed in the U.S. unless they are the subject of a FDA approval or clearance. Obtaining FDA approvals and clearances is time consuming, expensive and uncertain. Approvals or clearances for the products we manufacture and distribute are generally obtained and held by our customers, who often include information on our product, as well as their own, in their FDA applications for approval or clearance. Once a product is approved or cleared, certain product changes must receive FDA approval or clearance before they are implemented. If our customers do not obtain and maintain FDA approvals or clearances in compliance with the law, it could adversely affect our ability to continue to manufacture and distribute our products.

                  In addition, we must comply with extensive FDA requirements governing our manufacturing procedures and practices. These requirements cover, among other issues, personnel qualifications; suitability of facilities; product processing, packaging, labeling, and shipping; and record keeping. We are also required to register and list our products with the FDA. The FDA periodically inspects facilities to assess compliance with these requirements, and manufacturers must continue to spend time, money and effort to maintain compliance. Future inspections may identify compliance issues at our facilities, or those of our suppliers or customers, that could disrupt production, or require substantial resources to correct. In addition, discovery of problems with a product may result in restrictions on the product, manufacturer, or license holder, including withdrawal of the product from the market.

         OCCUPATIONAL SAFETY AND HEALTH ADMINISTRATION:

                  As with most operating companies, all of our centers must comply with both Federal and State OSHA regulations. We train our employees in current OSHA standards, provides hepatitis vaccine to employees when desired, and maintains all required records. OSHA does inspect operating locations as they deem appropriate, and generally do so without advance notice. We have no outstanding issues relating to an OSHA inspection that required corrective action.

         STATE GOVERNMENTS

                  Most states in which we operate have regulations that parallel the federal regulations. Most states do conduct periodic unannounced inspections and require licensing under each state's procedures. The Company currently has no unresolved issues relating to any state regulations.

Discussion Of The Company's Primary Products

         Currently, most of our products are made from source plasma. Plasma derived products can be divided into two groups, diagnostic or "non-injectable" into humans and therapeutic or "injectable" into humans. Diagnostic products are used to diagnose specific patient conditions, including infectious disease and blood type and are not injected into humans, and the therapeutic products are used as exciepients in the manufacture of vaccines.

         Plasma collected by our contract collection centers place the plasma collected in storage on site while a sample thereof is sent to a lab for testing. No plasma can be shipped to us unless test results are received which indicate the plasma is free of any bacterial or viral occurrences. If results of the testing indicate any bacterial or viral presence, we may retain the plasma as specialty plasma for our diagnostic products or research purposes. Or, if the donor was a referred donor from our specialty plasma program, then we know that the plasma will be specialty plasma for our diagnostic products. If the plasma cannot be sold as source plasma or specialty plasma, it is generally destroyed. Plasma is collected by the contract collection centers in accordance with our Standard Operating Procedures that have been approved by the FDA. These procedures, which all employees of the contract collection centers are required to follow, carefully spell out all safety related instructions. In accordance with such procedures, all initial donors are given a physical examination before being accepted as a plasma donor. Additionally, every time the donor donates, he or she is tested for the presence of blood borne pathogens such as hepatitis B, hepatitis C, HIV (antigen and antibody) and liver enzymes (indication of liver disease, such as other types of hepatitis). The donor is also checked for serum protein content and hematocrit (percent of red blood cells in serum). These tests serve as a safety mechanism for both the donor and the plasma. New donors are also checked for syphilis and drug use. Repeat donors are re-tested for syphilis three times each year and for drug use once each year.

         Donor safety is very important to us. Accordingly, operating procedures for our referred donors in connection with our specialty plasma program require that donors have the process thoroughly explained, including the hazards and side effects and that each donor signs an informed consent form.

Therapeutic Plasma Products (Injectable)

         Source plasma is the base raw material used to manufacture many injectable therapeutic products, the most important of which are:

         Normal Serum Albumin and Plasma Protein Fraction, which are primarily used to keep vessel walls from collapsing following major injury, as blood volume expanders and as a protein replacement. They are used:

         .  to treat shock due to trauma or hemorrhage;

         .  to treat fluid loss due to severe burns;

         .  in cardiovascular surgery;

         .  to treat liver and kidney diseases; and

         .  as a carrier for many other injectable solutions.

         Immune Globulins, which are used to strengthen the immune system in order to fight off common diseases such as:

         . Suppressed immune systems in cases of organ transplants, HIV and other immune deficiencies;

         .  Hepatitis B;

         .  Tetanus;

         .  Rabies;

         .  Whooping cough;

         .  Measles;

         .  Polio; and

         .  Other immune related diseases

         Antihemophilic Factors, which are specific proteins found in plasma that are an integral part of the blood clotting mechanism. Persons born with an absence or a deficient amount of the protein suffer from hemophilia, types A, B, or Von Willebrand's Disease.

         Rh Immune Globulin, which is a substance administered to prevent incompatibilities between the blood of a fetus and mother. Rh incompatibility occurs when an Rh-negative woman is pregnant with an Rh-positive fetus. This occurs in 9-10% of pregnancies. If no preventive measures are taken, 0.7-1.8% of Rh-negative women with an Rh-positive fetus will become isoimmunized antenatally, developing Rh(D) antibody through exposure to fetal blood; 8-15% will become isoimmunized at birth, 3-5% after abortion (spontaneous or therapeutic), and 2.1-3.4% after amniocentesis. Rh(D) isoimmunization currently occurs at a rate of about 1.5 per 1000 births. Its effects on the fetus or newborn include hemolytic anemia, hyperbilrubinemia, kernicterus, or intrauterine deaths due to hydrous fetalis. About 45% of cases require intrauterine or exchange transfusions to survive, and there are about four deaths from this disease per 100,000 total births. The prevalence of Rh(D) isoimmunization has declined significantly following the introduction of Rh(D) immune globulin.

         The administration of Rh(D) immune globulin to these women prevents maternal sensitization and subsequent hemolytic disease in Rh-positive infants. RhIG must be administered after abortion, amniocentesis, ectopic pregnancy, and antepartum hemorrhage, as well as after delivery.

Diagnostic Plasma Products (Non-injectable)

         We provide our customers with a variety of diagnostic products, which are not injectible into humans and are used to diagnose specific patient conditions, including infectious disease and blood type. Some of our primary products include:

         . Blood Grouping and Typing Reagents that are used by blood banks to match donor blood with the recipient.

         . Laboratory Control Reagents that are used by laboratories to assure the quality control of their tests.

         . Special Test Kit Reagents that are derived from the plasma of donors known to have a specific disease and are used in the laboratory as a positive control test. The following are our primary disease state test kits:

            .  Hepatitis A, B and C

            .  HIV

            .  Syphilis (RPR)

            .  Rheumatoid Factor (RF)

         Our diagnostic products also include non-human blood products that are used for cell culture, research, manufacturing or in vitro diagnostic use only. Our animal products include:

         . Animal Sera, including Goat, Guinea Pig, Mouse, Rabbit, Rat and Sheep Serums; and

         . Bovine Protein Fractions, including Bovine Serum Albumin, Bovine Cholesterol Concentrate and Bovine Gamma Globulin.

Cell Culture

         Cell culture products are media used to grow cells for recombinant protein, monoclonal antibodies, and research and laboratory use. Some examples of our cell-culture products include:

         .  Male AB Serum

         .  Mouse Serum

         .  Fetal Calf Serum

         .  Transferrin

Specialty Plasma

         Specialty plasma can be for diagnostic or therapeutic purposes. Generally, specialty plasma contains high concentrations of specific antibodies and is used primarily to manufacture immune globulin therapeutic products that bolster the immunity of patients to fight a particular infection or to treat certain immune system disorders. Following advances in intravenous therapy in the mid-1980s, use of specialty plasma for therapeutic purposes significantly increased. Among the current uses for specialty plasma is the production of products to prevent hepatitis, Rh incompatibility in newborns, tetanus and rabies. Specialty plasma is also widely used for diagnostic and tissue culture purposes.

         The cornerstone of our specialty plasma program for the collection and sale of antibody plasma, antibody serums and purified human antigens is our collaboration agreement with Quest Diagnostics, Inc. This program emphasizes the collection of specialty plasma by identifying potential specialty plasma donors through various screening and testing procedures. After we identify donors, we refer them to our contract collection centers for plasmapheresis, and then we sell the resulting specialty plasma to our customers.

Our Customers

         We market our products to both domestic and international manufacturers of therapeutic and diagnostic products. Often our customers provide us with exact specifications and we develop a product specifically for that customer. Our customer then uses our product in manufacturing their product to be sold to the ultimate consumer.

         Our ability to supply quality plasma products to our customers helps them do their job effectively, with confidence and within schedule. Benefits we provide our customers include: elimination of duplicate screening of brokered-relabled samples and Units; reduction in testing and screening fees because we pre-screen and pre-test products to meet our customers' specifications; shipping material to meet our customers manufacturing deadlines and research demands; and maintaining traceability, reliability and control.

         Complete confidentiality is another very important feature of the service offered by us to our customers. Any information provided to us by our customers regarding commercially sensitive work or original research is kept in the strictest of confidence.

         Approximately 49% of our net sales were to three customers in 2001 and 40% of our net sales were to two customers in 2000. These same customers represented approximately 46% and 45%, respectively, of year-end accounts receivable. If we were to lose any one of these customers, or if any major customer were to materially reduce its purchases of our plasma products, our business and results of operations would be materially adversely affected.

Strategic Alliances

         Keys to our competitive strength will be our strategic alliances with Instituto Grifols, S.A., Proliant and Quest Diagnostics.

         SeraCare entered into an agreement in June 1999 with Instituto Grifols, S.A. under which Grifols supplies us with Human Serum Albumin, which we then distribute to multinational biotech companies. Under this agreement, Instituto Grifols, S.A. supplies us with Human Albumin for use in diagnostic products. This agreement provides us with a constant source of Human Albumin for manufacturing of our diagnostic products. The parties entered into an amendment to this agreement which extended the original term of the agreement until March 31, 2006.

         In 2000 we entered into a distribution agreement with Proliant (formerly AMPC), the largest producer of bovine products in the world for the distribution of Bovine Serum Albumin to multinational diagnostic products manufacturers. This agreement grants our company the right to market Proliant's bovine serum albumin to the worldwide diagnostic industry. Bovine Albumin, also known as BSA or Fraction V, is a critical component for diagnostic assays, biopharmaceutical cell culture, microbial culture and life science research. We expect that this relationship with Proliant will expand into other products such as bovine immunoglobulins, bovine lipid products, and other animal-based proteins and base matrixes. These products are critical for biotechnology, diagnostic manufacturing and life science research.

         In January 2001, SeraCare entered into a collaboration agreement with Quest Diagnostics, Inc., the nation's leading provider of diagnostic testing, information and services. This agreement provides us with consistent availability of high quality disease state plasma for our specialty plasma products. The structure of the agreement is that we recruit donors with rare serologic findings who will be compensated for their plasma donations. Quest Diagnostics helps by contacting physicians of qualified individuals and notifying them of the opportunity to participate in the program. This collaboration gives medical technology companies a full array of specialty antibody plasma specimens that are required for product development and research projects. The initial term of this agreement expires January 1, 2006. This agreement will be assumed by Life Sciences at the time of the spin-off.

Competition

         We compete with fractionators, specialty plasma collection companies and distributors of plasma products in the sale of our therapeutic and diagnostic plasma products. Long term established relationships both internationally and domestically serve as the cornerstone of our competitive edge. In addition, we believe our ability to work with customers in developing Standard Operating Procedures ("SOP's") and formulations for FDA approval is unique within the industry. However, if we are not able to sustain these relationships, or if more pharmaceutical companies decide to buy directly from fractionators, our business and future growth could be adversely affected.

          Our primary competitors include companies such as Serological Corporation, NABI and Boston Biomedica, Inc. all of which are larger companies than our company. See "Risk Factors -- Following the Spin-Off, We Will Be a Smaller Company Which May Be Perceived Negatively By Our Customers."

Employees

         As of June 30, 2001, we employed 25 full time employees, including our corporate office staff. All were located in Oceanside, California.

         We believe that the relations between our employees and us are good, although there can be no assurances that such relations will continue. If we are unable to attract or retain qualified personnel there could be a material adverse effect on our business.

Our Facilities

         Our principal executive offices are located in Oceanside, California. This building is approximately 18,000 square feet and includes our corporate offices and our manufacturing facility.

Legal Proceedings

         There are no material pending legal proceedings, however the Company is a party, or our property is subject, to routine litigation occurring in the normal course of our operations. One arbitration was settled in July by SeraCare involving a dispute over the earn out provision of a purchase agreement. The resolution involved no cost to the Company.

              ARRANGEMENTS WITH SERACARE RELATING TO THE SPIN-OFF

         For the purpose of governing certain of the relationships between SeraCare and Life Sciences relating to the spin-off and to provide for an orderly transition and for other matters, SeraCare and Life Sciences have entered or will enter into the agreements described below, copies of which have been filed as exhibits to the Registration Statement of which this Information Statement is a part. The following summaries of the material terms of these agreements are qualified by reference to the agreements as so filed.

Master Separation and Distribution Agreement

         Life Sciences and SeraCare have entered into a Master Separation and Distribution Agreement which outlines the general terms and conditions of the separation and distribution and the general intent of the parties as to how these matters will be undertaken and completed.

         The Separation. The separation is scheduled to occur on or around __________ __, 2001. On the separation date, the following agreements with SeraCare that govern the transfer of assets and liabilities from SeraCare to us and the various relationships between SeraCare and us following the separation date will become effective. These ancillary agreements include:

         .  A General Assignment and Assumption Agreement;

         .  An Employee Matters Agreement;

         .  A Tax Sharing Agreement;

         .  A Trademark License Agreement

         .  A Supply and Services Agreement; and

         .  An Amendment to the Albumin Supply Agreement

         Covenants. In addition to the specific agreements contained in the Ancillary Agreements, we have agreed with SeraCare:

         . Information Exchange. to maintain and share information with SeraCare so that the requesting party may (i) comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) use such information in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) comply with its obligations under the Separation Agreement or related agreement or (iv) use such information in connection with the ongoing businesses of SeraCare or Life Sciences;

         . Consistency with Past Practices. at all times prior to the Separation, to conduct our business in the ordinary course, consistent with past practices, including, without limitation, financial accounting for inter-company inventory transfers and receivables;

         . Dispute Resolution. We have agreed that any disputes arising out of the Separation Agreement shall be first subject to negotiation and then arbitration in New York under the rules of the American Arbitration Association;

         . Payment of Expenses. Except as otherwise provided in the Separation Agreement or any agreement contemplated thereby or in connection with the separation or distribution, SeraCare will be responsible for all costs and expenses incurred by the parties in connection with the Separation and Distribution.

         No Representations and Warranties. SeraCare is not making any promise to us regarding:

         . the value of any asset that SeraCare is transferring under the Master Separation and Distribution Agreement;

         . whether there is a lien or encumbrance on any asset SeraCare is transferring under the Master Separation and Distribution Agreement;

         . the absence of any defenses or freedom from counterclaim with respect to any claim SeraCare is transferring under the Master Separation and Distribution Agreement; or

         . the legal sufficiency of any conveyance of title to any asset SeraCare is transferring under the Master Separation and Distribution Agreement.

         Non-Competition Agreement. The Master Separation and Distribution Agreement provides that we shall not, and we shall cause our subsidiaries (if any) not to, engage in the business of owning and/or operating plasma collection facilities in the United States for five years following the distribution. In addition, for two years following the date of the agreement, no officer or director of the Company will solicit any employee of SeraCare to accept employment with Life Sciences, or assist any other entity in hiring such employee, and Life Sciences will use reasonable efforts to prevent employees or affiliates from making such solicitations.

         Mutual Releases and Indemnification. We have agreed with SeraCare to release each other from any and all liabilities whatsoever arising before the separation date. In addition, SeraCare has agreed to indemnify us against all liabilities that relate to (i) the Life Sciences Business prior to the separation date to the extent that such items are the responsibility of SeraCare pursuant to the Master Separation Agreement and Distribution Agreement or related documents; (ii) the SeraCare business or any liability of subsidiaries of SeraCare other than the liabilities of Life Sciences identified in the General Assignment and Assumption Agreement; or (iii) any breach by SeraCare or any subsidiary of SeraCare of the Master Separation Agreement and Distribution Agreement or any of the related agreements. We have agreed to indemnify SeraCare from and against any and all liabilities that any third party seeks to impose upon SeraCare, or which are imposed upon SeraCare, and that primarily relate to
(i) the Life Sciences business prior to the separation date; (ii) the Life Sciences business after the separation date; (iii) any Life Sciences liability or contract; (iv) any breach by Life Sciences of the Separation Agreement or any of the ancillary agreements; or (v) any liabilities arising in connection with or resulting from the Form 10 Registration Statement filed with the SEC in connection with the spin-off or this Information Statement.

General Assignment and Assumption Agreement

         We have entered into a General Assignment and Assumption Agreement with SeraCare which identifies the assets and liabilities relating to our business that SeraCare will transfer to us and which we will accept from SeraCare as part of the separation. This agreement also describes how and when the transfer will occur.

         Assets of Life Sciences. We will be entitled to retain, or receive from SeraCare at the separation, the categories of assets listed below:

         . assets listed in our balance sheet as of February 28, 2001, subject to any dispositions of such assets subsequent to February 28, 2001;

         . assets used primarily in our business which would be reflected on our balance sheet using consistent accounting policies and in the ordinary course of business;

         .  any claims or rights that primarily relate to our business;

         .  contracts relating primarily to our business;

         .  assets primarily relating to any of our liabilities;

         .  our rights under SeraCare's insurance policies;

         . legal and equitable remedies associated with certain litigation associated with our business; and

         .  a license to use the name "SeraCare".

         All other assets, including any assets used in the collection of blood plasma, will be retained by, or transferred to, SeraCare at the time of the spin-off of Life Sciences.

         Liabilities of Life Sciences. We will retain, or assume from SeraCare at the separation, the categories of liabilities listed below:

         . liabilities reflected in our balance sheet as of February 28, 2001 to the extent such liabilities have not been satisfied or discharged subsequent to February 28, 2001;

         . liabilities primarily related to our business, which would be reflected on our balance sheet using consistent accounting policies and in the ordinary course of business;

         .  any contingent liability that primarily relates to our business;

         . all liabilities primarily relating to the operation of our business or any of our assets;

         .  the following scheduled liabilities:

                * any (i) damages, fees and expenses payable by SeraCare after June 10, 2001 in excess of $750,000 relating to a pending arbitration arising out of a dispute with the seller of Life Sciences to SeraCare over the application of the earn-out provisions in the stock purchase agreement relating to SeraCare's original acquisition of Life Sciences, and (ii) other indemnification obligations under the stock purchase agreement relating to our original acquisition of Life Sciences;

                * all liabilities and obligations under the collaboration agreement with Quest Diagnostics Incorporated (other than payments due in connection with the merger with Instituto Grifols with respect to a warrant to purchase 1,748,605 shares of SeraCare common stock held by Quest Diagnostics Incorporated);

                * all liabilities, costs and expenses related to certain litigation associated with our business; and

                * liabilities arising from the Form 10 Registration Statement and this Information Statement.

         Liabilities that will be retained by SeraCare include:

                * any damages, fees and expenses payable by SeraCare after June 10, 2001 up to $750,000 relating to the pending arbitration arising out of a dispute with the seller of Life Sciences to SeraCare over application of the earn-out provisions in the purchase agreement relating to SeraCare's original acquisition of Life Sciences;

                * attorneys' fees, financial advisors' and investment banking fees, accountant's fees and other expenses incurred by SeraCare or SeraCare in connection with the merger and spin-off;

                * liabilities relating to the business of the collection of blood plasma; and

                * liabilities relating to payments due from Instituto Grifols to Quest Diagnostics Incorporated under its warrant described above.

Employee Matters Agreement

         On or before the distribution, Life Sciences intends to adopt 401(k) and health and welfare benefit plans for its employees. Life Sciences' employees will continue to participate in SeraCare's 401(k) and health and welfare benefit plans until the time that the Life Sciences plans are effective, and Life Sciences will bear the costs of such benefits as a "participating subsidiary" in SeraCare's plans. Life Sciences' employees will receive eligibility and vesting service credit under the Life Sciences plans for their period of employment by Life Sciences and/or SeraCare prior to the distribution. After the establishment of the Life Sciences plans, SeraCare will transfer Life Sciences' employees' 401(k) plan and flexible spending accounts under SeraCare's plans to the Life Sciences plans and the Life Sciences plans will assume the related benefit obligations.

Tax Sharing Agreement

         SeraCare and Life Sciences have entered into a tax sharing agreement that generally sets forth each party's rights and obligations regarding payments and refunds, if any, with respect to taxes for periods before and after the spin-off and related matters such as the filing of tax returns and the conduct of audits and other proceedings involving claims made by taxing authorities.

         Under the tax sharing agreement, SeraCare will prepare and file all federal, state, and local income tax returns for the taxable year that includes the distribution date. These returns will include income, gains, losses and other tax items of Life Sciences only through the distribution date. We will prepare and file our separate income tax returns for all periods after the distribution date. SeraCare will be liable for our income taxes through June 10, 2001. We will determine and pay SeraCare the amount of taxes for which we would be directly liable had we filed returns on a separate company basis based solely upon our own items of income, gain, loss and deduction for the period between this date and the distribution date. We will have the right to be involved in any audit of SeraCare's income tax returns, to the extent such an audit would affect our income tax liability for any period. We will be entitled to tax refunds, and we have indemnification obligations to SeraCare, with respect to our own tax liability, as allocated above. Similarly, SeraCare will be entitled to tax refunds, and SeraCare will have indemnification obligations to us, with respect to its tax liability.

Supply and Services Agreement

         SeraCare has agreed to supply Life Sciences with certain plasma products (Reactive Units; Orphan Plasma; Male A/B Plasma; and Antibody Positive and Antibody Negative Plasma) until January 2006, at prices which will be agreed upon on an annual basis. SeraCare will also provide plasmapheresis services on donors referred by Life Sciences, including bleeding, testing and delivering the plasma to Life Sciences. The plasma provided by SeraCare pursuant to the agreement will be subject to minimum quality specifications set forth in the agreement, and will be subject to specifications for delivery, storage and handling of the plasma in accordance with applicable laws, industry standards and good manufacturing practices.

         In connection with a supply agreement, Life Sciences will grant to Instituto Grifols, or its affiliates, a warrant to purchase 10% of the outstanding common stock of Life Sciences at an exercise price equal to the average closing prices of the common stock of Life Sciences for the twenty days following the distribution.

Trademark License Agreement

         SeraCare will grant a perpetual license to Life Sciences to use the registered service mark "SeraCare" in its business, subject to SeraCare's right to continue to use the service mark "SeraCare" in its business. The license agreement sets forth certain quality controls that Life Sciences must adhere to, and failure to do so, or any other material breach of the license agreement, gives SeraCare the right to terminate the license agreement. The license agreement also gives Life Sciences a right of first refusal to purchase the service mark if SeraCare ceases to continue to use the mark and attempts to assign or transfer it to a third party.

         In addition, SeraCare will transfer the rights to the domain name SeraCare.net to Life Sciences.

Amendment to Albumin Supply Agreement

         In June 1999, SeraCare and Instituto Grifols, S.A. entered into an Albumin Supply Agreement pursuant to which Grifols supplies Human Albumin to SeraCare. SeraCare, Life Sciences and Grifols have entered into an amendment to the Albumin Supply Agreement which provides that effective upon the closing of the merger, SeraCare will assign its rights under the agreement to Life Sciences, and the term shall extend until March 31, 2006.

         The Albumin supplied to us under this agreement is for use by third parties only as raw material, for the purpose of manufacturing the specific products listed in the Albumin Supply Agreement. The agreement further sets forth the quality and technical specifications of the Albumin, the annual quantity and price of Albumin to be supplied, which will be mutually agreed upon annually.

                                  MANAGEMENT


Directors and Executive Officers

         Set forth below are the names, ages, positions and offices to be held with us, and principal occupations and employment during the past five years, of those individuals who are expected to serve as our directors and executive officers immediately following the spin-off:

                                                                                         Director/
                                                                                          Officer
              Name                     Age                    Position                     Since
-------------------------------      -------          -----------------------------      ---------
Barry D. Plost                         55             Chairman of the Board and            1998
                                                      interim Chief Executive
                                                      Officer
Michael F. Crowley II                  34             President and Chief Operating        2000
                                                      Officer
Jerry L. Burdick                       61             Director and interim Chief           1998
                                                      Financial Officer
Samuel Anderson                        64             Director                             2001
Ezzat Jallad                           38             Director                             2001
Dr. Nelson Teng                        54             Director                             2001
Robert J. Cresci                       57             Director                             2001
Dr. Bernard Kasten                     54             Director                             2001

         Barry D. Plost began serving as Chairman, President and Chief Executive Officer of SeraCare on February 6, 1996. Mr. Plost became Chairman of Life Sciences when SeraCare acquired Life Sciences in January 1998, and following the spin-off Mr. Plost will serve as our interim Chief Executive Officer and Chairman. Prior to joining SeraCare, he was a management consultant with the management consulting firm of David Barrett, Inc. for the period January 1995 until February 6, 1996. Mr. Plost was President and Chief Executive Officer of Country Wide Transport Services, Inc., a trucking company, from February 1991 through June 1994, and President and Chief Operating Officer of Freymiller Trucking, Inc., a trucking company, from November 1979 through August 1991. Mr. Plost also serves on the board of directors of the American Blood Resources Association.

         Jerry L. Burdick has served as Executive Vice President, Secretary and a director of SeraCare since December 1, 1995 and as Chief Financial Officer of SeraCare from December 1, 1995 through September 8, 1999, as Acting Chief Financial Officer from November 30, 1999 through December 31, 1999 and was reappointed Chief Financial Officer effective January 1, 2000. Mr. Burdick has served as Chief Financial Officer and a director of Life Sciences since SeraCare acquired Life Sciences in January 1998, and will continue to serve in such positions on an interim basis following the spin-off. From August 1993 through March 1995, Mr. Burdick was a consultant to SeraCare and served as acting Controller and Chief Financial Officer. Mr. Burdick is a Certified Public Accountant in the State of California and has held senior financial positions with various companies including International Rectifier Corporation and Getty Oil Company.

         Samuel Anderson was elected a director of SeraCare effective April 16, 1996, and is expected to become a member of our board effective upon the spin-off. Since April of 1996, Mr. Anderson has also been a consultant to SeraCare in the areas of finding and evaluating potential acquisitions, helping

SeraCare in developing a strategic plan for increasing the volume of hyperimmune plasma collected including targeting the particular type of hyperimmune SeraCare should target, and advising the Chief Executive Officer of SeraCare on industry trends and potential changes in regulations and the ramifications thereof. Mr. Anderson's role is strictly advisory. Since March 1991, Mr. Anderson has served as a consultant to various companies in the plasma business and specifically in pharmaceutical products, fractionation and hyperimmune plasma. From March 1990 to March 1991, Mr. Anderson served as president of Trancel, Inc., a start-up bio-tech development company in the area of insulin dependent diabetes and prior to that served as Chairman and Chief Executive Officer of Alpha Therapeutic Corporation, a manufacturer of pharmaceutical products and also the largest plasma collection company and fractionator in the world, until he retired in February 1990. Mr. Anderson also serves on the boards of Hycor Biomedical, Inc. and Cypress Bioscience, Inc.

         Ezzat Jallad was elected a director of SeraCare effective October 28, 1996, and is expected to become a member of our board effective upon the spin-off. For the last five years, Mr. Jallad has been an investor and financial consultant. Previously, he was Executive Vice President of FCIM Corporation, a financial consulting firm, from April 1988 to May 1995. Mr. Jallad also serves on the board of Chili-Up, Inc.

         Dr. Nelson Teng was elected a director of SeraCare effective January 29, 1997, and is expected to become a member of our board effective upon the spin-off. Dr. Teng has been the director of Gynecologic Oncology and Associate Professor of Gynecology and Obstetrics at Stanford University School of Medicine since 1981. Dr. Teng also co-founded ADEZA Biomedical in 1984, and UNIVAX Biologics in 1988. In addition, Dr. Teng has served as a scientific advisor and consultant to several biotechnology companies and venture capital firms and has authored over 100 publications and 15 patents. Dr. Teng serves on several other boards of directors.

         Robert J. Cresci was elected a director of SeraCare effective April 15, 1998, and is expected to become a member of our board effective upon the spin-off. Mr. Cresci has been a managing director of Pecks Management Partners Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves on the boards of Sepracor, Inc., Aviva Petroleum Ltd., Film Roman, Inc., Castle Dental Centers, Inc., j2 Global Communications, Inc., Candlewood Hotel Co., Inc., E-Stamp Corporation and several private companies. Pursuant to the Securities Purchase Agreement signed by SeraCare in February 1998, and related to the subordinated debentures, Pecks Management Partners Ltd received the right to nominate one member to SeraCare's board of directors. Mr. Cresci has served as the Pecks Management Partners Ltd nominee on SeraCare's board since April 15, 1998.

         Dr. Bernard Kasten was elected a director of SeraCare effective March 30, 2001, and is expected to become a member of our board effective upon the spin-off. Dr. Kasten is Vice President of Business Development for Medicine and Science for Quest Diagnostics, Inc., a position he has held since 1996. Dr. Kasten also serves on the Scientific Advisory Board of Structural Bio Informatics Inc., a company which specializes in genomic based protein modeling and therapeutic drug design. Pursuant to the collaboration agreement with Quest Diagnostics dated January 1, 2001, Quest Diagnostics received the right to nominate one member to SeraCare's board of directors. Dr. Kasten is currently serving as Quest Diagnostics' nominee on SeraCare's board of directors.

         Michael Crowley II has been President and Chief Operating Officer of Life Sciences since November 2000, and prior to his role as President he was Vice President of Operations from January 1998 to November 2000. Mr. Crowley has been employed by Life Sciences since 1986.

Board Structure and Compensation

         Currently, our board of directors consists of two members, Jerry Burdick and Barry Plost. Our board of directors is expected to consist of 7 authorized members as of the spin-off. Our directors are not compensated for their services, but are reimbursed for reasonable costs associated with attendance at board meetings.

Committees of Our Board of Directors

         In addition to other committees established by our board of directors from time to time, our board will establish the following committees:

         Audit Committee:

         The Audit Committee is expected to consist of Bob Cresci, Ezzat Jallad and Nelson Teng. The Audit Committee recommends to the Board the independent auditors to be selected to audit the Company's annual financial statements and approves any special assignments given to such auditors. The Audit Committee also reviews the planned scope of the annual audit and the independent auditors' letter of comments and management's responses thereto, any major accounting changes made or contemplated and the effectiveness and efficiency of the Company's internal accounting staff.

         Compensation Committee

         The Compensation Committee is expected to consist of Sam Anderson and Ezzat Jallad. The Compensation Committee establishes remuneration levels for executive officers of the Company, reviews management organization and development and reviews significant employee benefit programs.

Compensation Committee Interlocks and Insider Participation

         During the last completed fiscal year, we did not have a Compensation Committee. Our directors, Jerry Burdick and Barry Plost performed the functions relating to executive officer compensation. Mr. Burdick is an officer of Life Sciences and of SeraCare, and Mr. Plost is an officer of SeraCare.

         After the spin-off, the Compensation Committee is expected to consist of Sam Anderson and Ezzat Jallad, neither of whom are either an officer or employee of SeraCare or Life Sciences.

Employment Arrangements

         Our parent, SeraCare Inc., is a party to employment agreements with:
(1) Mr. Plost, SeraCare's Chairman of the Board, President and Chief Executive Officer, and currently our Chairman of the Board and Interim Chief Executive Officer (ii) Mr. Burdick, Executive Vice President, Chief Financial Officer and Secretary of SeraCare and currently our Interim Chief Financial Officer; (iii) and Michael F. Crowley II, our President. After the spin-off Mr. Plost and Mr. Burdick shall continue to serve in their current positions with SeraCare. In addition, after the spin-off, Mr. Plost will serve as interim Chairman of the Board and Chief Executive Officer and Mr. Burdick will serve as interim Chief Financial Officer until replacements can be selected. In conjunction with the spin-off, the agreement with Mr. Crowley will be assigned to Life Sciences.

         Under Mr. Plost's employment agreement with SeraCare, Mr. Plost is entitled, effective February 1, 2001, to base annual compensation of $300,000 plus an auto allowance of $750 per month. The term of Mr. Plost's employment under this agreement expires on February 5, 2002. In addition, under a February 2001 amendment to Mr. Plost's employment agreement, SeraCare agreed to grant Mr. Plost an option to purchase 200,000 shares of SeraCare's common stock at an exercise price of $3.25 per share, subject to cliff vesting at the end of seven years. Such vesting may accelerate based on the performance of SeraCare, and such option will accelerate upon the merger with Grifols.

         Mr. Burdick's employment agreement with SeraCare provides that, effective February 1, 2001, Mr. Burdick is entitled to an annual salary of $175,000 and an automobile allowance of $750 per month. The term of Mr. Burdick's employment under this agreement expires on February 6, 2003. In addition, under a February 2001 amendment to Mr. Burdick's employment agreement, SeraCare agreed to grant Mr. Burdick an option to purchase 100,000 shares of SeraCare's common stock at an exercise price of $3.25 per share, subject to cliff vesting at the end of seven years. Such vesting may accelerate based upon certain criteria including the performance of the Company. Such option will accelerate upon the merger with Grifols. Mr. Burdick's agreement contains a provision whereby he will be entitled to receive all compensation he is otherwise entitled to under that agreement if his position is eliminated after a change in control. Mr. Burdick will serve as interim Chief Financial Officer of Life Sciences until a replacement can be selected.

         Mr. Crowley's employment agreement with SeraCare, entered into on November 1, 2000, provides that Mr. Crowley is entitled to an annual salary of $145,000 per year, and a performance bonus of $50,000 at the end of fiscal years 2002 and 2003 if Life Sciences equals or exceeds budgeted net income for that year. The term of Mr. Crowley's employment under this agreement expires on February 28, 2003. In conjunction with the spin-off, this agreement will be assumed by Life Sciences.

Summary Compensation Table

         The following table sets forth certain compensation information concerning the annual and long-term compensation for services rendered by SeraCare's Chief Executive Officer and Chief Financial Officer and our President for the fiscal years ended February 1999, 2000 and 2001. Compensation paid by SeraCare to SeraCare's Chief Executive Officer and Chief Financial Officer includes compensation for their services to our company.

                                              Annual Compensation (1)             Long-Term Compensation Awards
                                              --------------------                -----------------------------
                                                                                  Securities
   Name and Principal           Fiscal                                            Underlying             All Other
        Position                 Year         Salary            Bonus          Options (Shares)(5)    Compensation
        --------                 ----         ------            -----                  --------       ------------
Barry Plost                      2001        $251,923             --             200,000 (2)              --
Chairman and CEO of SeraCare     2000         250,000          $61,947           --                       --
Chairman and Interim CEO of      1999         225,000             --             --                       --
Life Sciences

Jerry Burdick                    2001        $141,346             --             100,000 (3)              $9,000
Executive VP and CFO of          2000         140,000          $34,690            25,000                  $9,000
SeraCare                         1999         140,000             --              32,000                  $9,000
Interim CFO of Life Sciences

Michael F. Crowley II            2001        $116,624             --             110,000 (4)              $5,200
President and Chief              2000          91,666           65,250           --                       $1,450
Operating Officer                1998          66,875           10,000           --                       --
of Life Sciences

---------------------

(1) The annual compensation reported does not include the value of certain perquisites which in the aggregate did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus for the named executive.

(2) SeraCare granted Mr. Plost an option with seven year cliff vesting to purchase 200,000 shares of SeraCare's common stock on January 10, 2001 at an exercise price of $3.25 per share. Such option expires three years from the vesting date. Upon the merger with Grifols, this option will accelerate and become fully vested.

(3) SeraCare granted Mr. Burdick an option with seven year cliff vesting to purchase 100,000 shares of SeraCare's common stock on January 10, 2001 at an exercise price of $3.25 per share. Such option expires three years from the vesting date. Upon the merger with Grifols, this option will accelerate and become fully vested.

(4) SeraCare granted Mr. Crowley (i) an option with seven year cliff vesting to purchase 100,000 shares of SeraCare's common stock on January 10, 2001 at an exercise price of $3.12 per share, and such option expires three years from the vesting date and will accelerate and become fully vested upon the merger with Grifols, and (ii) a fully vested option to purchase 10,000 shares of SeraCare's common stock on May 22, 2000 at an exercise price of $2.31 per share, and such option expires on May 21, 2003.

(5) All options granted relate to shares of SeraCare common stock, and have not been adjusted to reflect the spin-off.

Option Grants During the Last Fiscal Year

         The following table shows all grants of options to acquire shares of SeraCare common stock granted to the executive officers named in the Summary Compensation Table above during the fiscal year ended February 28, 2001.

----------------------------------------------------------------------------------------------------------------------
                                      % of Total
                      Number of         Options                                        Potential Realizable Value
                     Securities       Granted to                                       at Assumed Rates of Stock
                     Underlying        Employees      Exercise or                       Price Appreciation for
                      Options(2)      in Fiscal        Base Price      Expiration            Option Term (1)
                                                                                             ---------------
    Name               Granted           Year           ($/Share)          Date           5% $            10% $
    ----               -------           ----           ---------          ----           ----            -----
----------------------------------------------------------------------------------------------------------------------
Barry Plost            200,000            34%            $3.25          1-12-2011       $408,782        $1,035,932
----------------------------------------------------------------------------------------------------------------------
Jerry Burdick          100,000            17%             3.25          1-12-2011        204,391           517,966
----------------------------------------------------------------------------------------------------------------------
Michael F.             100,000          18.7%             3.25          1-10-2011        204,391           517,966
Crowley II              10,000                            2.31          5-22-2003          4,369             8,486
----------------------------------------------------------------------------------------------------------------------

_______________________
(1) The potential realizable values are based on an assumption that the stock price of the common stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and
(2) All options granted relate to shares of SeraCare common stock, and have not been adjusted to reflect the spin-off.

     do not reflect an estimate of future stock price growth of the shares of the common stock.

(2) In connection with the spin-off, each of the named executives will be granted an option to purchase common stock of Life Sciences having the same terms as the options described below, except that the number of shares will be adjusted for the 2 for 5 distribution ratio and the exercise price will equal 2.5 times the product of (i) the exercise price of the SeraCare option and (ii) .079.


Aggregated Option Exercises in the Last Fiscal Year

         The following table contains information regarding unexercised options to buy common stock of SeraCare as of February 28, 2001. None of the executive officers exercised any options during fiscal 2001.

                      Shares                          Number of Securities
                     Acquired                        Underlying Unexercised            Value of Unexercised In-
                       on            Value              Options at Fiscal                The-Money Options at
                     Exercise       Realized               Year End (#)(2)              Fiscal  Year End ($)(1)
                                                           ------------                 -----------------------
  Name                 (#)             ($)         Exercisable     Unexercisable      Exercisable     Unexercisable
  ----                                             -----------     -------------      -----------     -------------
Barry Plost             --             --           2,271,158         200,000         $4,939,435         $350,000
Jerry Burdick           --             --             146,610         100,000         $  293,988         $175,000
Michael F. Crowley II   --             --              10,000         100,000         $   26,900         $175,000

________________________
(1) Based on the closing sale price of the common stock of SeraCare on February 28, 2001 of $5.00, as reported by the American Stock Exchange, less the option exercise price.

(2) All options relate to shares of SeraCare common stock, and have not been adjusted to reflect the spin-off.

Benefit Plans Following the Spin-Off

         Management Incentive Bonus Plan. The Company administers a purely discretionary Management Incentive Bonus Plan.

         Deferred Compensation Plan

         Prior to the spin-off, we will have established a 401(k) plan for our employees on terms substantially similar to the SeraCare 401(k) Plan and the account balances of our employees under the SeraCare 401(k) Plan will be transferred directly to our new plan. Until we establish our new plan, our employees will continue to participate in the SeraCare 401(k) Plan that is maintained for the benefit of our employees. After the spin-off, our 401(k) Plan is expected to offer, along with other funds, two common stock funds as investment alternatives: (i) our common stock fund and (ii) a SeraCare common stock fund. Our plan participants will be able to increase their holdings in our stock fund but not in the SeraCare common stock fund. On or before December 31, 2002, any investments in the SeraCare stock fund under our 401(k) Plan will be liquidated and the proceeds transferred to the Life Sciences common stock fund under our plan and the SeraCare common stock investment alternative under our plan will be terminated. SeraCare employees' investments in our common stock under the SeraCare 401(k) Plan will similarly be limited and such investments in our common stock under the SeraCare 401(k) Plan will similarly be liquidated and the proceeds transferred to the SeraCare common stock fund under that plan.

         Other Benefit Plans

         It is expected that we will adopt a number of plans to provide certain employee welfare benefits to our active employees as well as our retirees after the spin-off, including medical, short and long-term disability, life insurance, severance and other benefits, and our board of directors will reserve the right to amend, suspend or terminate any of these welfare plans.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         SeraCare beneficially and of record holds, and will hold before the spin-off, all of the outstanding shares of our common stock. The table below sets forth the number of shares of our common stock expected to be beneficially owned following the spin-off, directly or indirectly, by each person known to us who is expected to own beneficially more than five percent of our outstanding common stock, each director, each of our executive officers and all of our directors and executive officers as a group, based on an anticipated 5,433,468 shares outstanding after the spin-off.

----------------------------------------------------------------------------------------------------------------------
                                                                   Shares of Common Stock Beneficially Owned/(1)/
                                                                   ----------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                                     Amount and Nature of           Percent of
                                                                     --------------------           ----------
                    Individual / Group                               Beneficial Ownership             Class
                    ------------------                               --------------------             -----
----------------------------------------------------------------------------------------------------------------------
Barry D. Plost                                                          1,093,757 (2)                 17.03%
----------------------------------------------------------------------------------------------------------------------
Jerry L. Burdick                                                          115,444 (3)                  2.09
----------------------------------------------------------------------------------------------------------------------
Dr. Nelson Teng                                                           190,000 (4)                  3.46
----------------------------------------------------------------------------------------------------------------------
Samuel Anderson                                                           177,546 (5)                  3.20
----------------------------------------------------------------------------------------------------------------------
Ezzat Jallad                                                               22,000 (6)                   *
----------------------------------------------------------------------------------------------------------------------
Robert Cresci                                                               6,000 (7)                   *
----------------------------------------------------------------------------------------------------------------------
Dr. Bernard Kasten                                                             --                       --
----------------------------------------------------------------------------------------------------------------------
Michael F. Crowley II                                                      44,000 (8)                   *
----------------------------------------------------------------------------------------------------------------------
All officers and directors (8 persons)                                  1,648,747                     24.41
----------------------------------------------------------------------------------------------------------------------
Other beneficial owners:
-----------------------
----------------------------------------------------------------------------------------------------------------------
Pecks Management Partners, Ltd.                                         1,459,439 (9)                 26.86
----------------------------------------------------------------------------------------------------------------------
Instituto Grifols, S.A.                                                   543,346 (10)                 9.09
----------------------------------------------------------------------------------------------------------------------

* less than one percent
___________________________
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after June 30, 2001, are deemed outstanding; such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated below, the person and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Amount includes 105,295 shares of common stock and 988,462 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within sixty days following June 30, 2001.

(3) Amount includes 16,800 shares of common stock and 98,644 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within sixty days following June 30, 2001.

(4) Amount includes 126,000 shares of common stock and 64,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within sixty days following June 30, 2001.

(5) Amount includes 69,546 shares of common stock and 108,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within sixty days following June 30, 2001.

(6) Amount includes 10,000 shares of common stock and 12,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within sixty days following June 30, 2001.

(7) Amount includes 6,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within sixty days following June 30, 2001.

(8) Amount represents 4,000 shares of common stock issuable upon exercise of options that are currently exercisable and 40,000 shares that will become exercisable upon consummation of the merger.

(9) Pecks Management Partners, Ltd. is the investment advisor with respect to the 1,459,439 shares of common stock held by Fuelship & Co., Hare & Co., Nap & Co. and Northman & Co. The address of Pecks Management Partners, Ltd. is One Rockefeller Plaza, New York, New York 10020.

(10) Amount represents a warrant to be issued in connection with the execution and delivery of a supply and services agreement effective as of the spin-off. The address of Instituto Grifols, S.A. is c/o Probitas Pharma, C/ de la Marina, 16-18, Torre Mapfre, Pl. 27, 08005 Barcelona, Spain.

                       DESCRIPTION OF OUR CAPITAL STOCK


         As of ________ __, 2001, our authorized capital stock consists of twenty five million shares of common stock, without par value per share and twenty five million shares of preferred stock. Approximately 5,443,468 shares of our common stock will be issued to stockholders of SeraCare in the spin-off.

Common Stock

         Each share of our common stock will entitle its holder of record to one vote for the election of directors and all other matters to be voted on by the stockholders. Holders of our common stock will not have cumulative voting rights, except for the election of directors where a candidate or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice, at the meeting and prior to voting, of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, then all shareholders may cumulate their shareholder votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle to among as many candidates as the shareholder thinks fit. As a result, in any election of directors, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted up to the number of directors to be elected by such shares are elected; votes against the director and votes withheld have no legal effect.

         If our Company becomes a "listed corporation" under the California Corporations Code, then our articles and bylaws provide that shareholders will no longer be able to cumulate votes for the election of directors. The Company will be deemed a "listed corporation" when it has outstanding shares listed on the New York Stock Exchange, the American Stock Exchange or on the National Market System of the Nasdaq Stock Market.

         Holders of our common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion from funds legally available for that use. Subject to the rights of holders of preferred stock, holders of our common stock will be entitled to share on a pro rata basis in any distribution to stockholders upon our liquidation, dissolution or winding up. No holder of our common stock will have any preemptive right to subscribe for any of our stock or other security.

Preferred Stock

         The board of directors of the Company will be authorized to provide for the issuance of preferred stock in one or more series and to fix the designations, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such series. Any preferred stock so issued may rank senior to the Company's common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up or both. In addition, any such shares of preferred stock may have class or series voting rights. Issuance of preferred stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of the Company's common stock, may have the effect of delaying, deterring or preventing a change in control of the Company without further action by shareholders, may discourage bids for the Company's common stock at a premium over the market price of the common stock, and may adversely affect the market price and the voting and other rights of the holders of the Company's common stock. At present, the Company has no plans to issue any shares of preferred stock.

                 CERTAIN PROVISIONS OF OUR GOVERNING DOCUMENTS

         The following is a description of certain provisions of our amended and restated articles of incorporation and bylaws that will become effective immediately prior to the spin-off. The description is qualified in its entirety by reference to the full texts of the articles and bylaws. Certain provisions of our articles and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us, without the approval of our board of directors. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids.

         Board of Directors. Subject to Section 3.03 of the California Corporations Code, directors may be removed with or without cause by the affirmative vote of a majority of the total voting power of the Company's outstanding voting securities, voting together as a single class at a meeting specifically called for such purpose.

         Vacancies. Vacancies on the board, from newly created directorships, resignations or expiration of terms, will be filled by the majority vote of the directors present and voting at a meeting of the board duly called and held at which a quorum is present or by unanimous written consent of the directors. Shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors with the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present.

         Executive Officers. The bylaws provide that the officers of the Company will be a President, Secretary and Chief Financial Officer, and such other officers as may be determined by the board.

         Board Meetings
         --------------

                  Calling of Meeting. The board will have an annual meeting and will hold regular meetings as provided in a resolution duly adopted by the board. Special meetings of the board may be called by the chairman of the Board, the president, any vice president or the secretary, or by any two directors, or by one or more shareholders holding not less than 25% of any series of Preferred Stock of the corporation.

                  Quorum and Voting. A majority of the total number of board members will constitute a quorum. Directors present at any meeting at which a quorum is present may act by majority vote.

         Shareholder Meetings
         --------------------

                  Annual Meeting. An annual meetings of shareholders shall be held on such dates and at such times designated by the board of directors and stated in the notice of the meeting given to each shareholder. At the annual meeting, directors shall be elected, reports of the affairs of the corporation shall be considered, and any other business may be transacted which is within the powers of the shareholders. Notice of the meeting must be given as provided in the bylaws.

                  Special Shareholder Meetings. Our bylaws provide that special meetings of the shareholders may be called at any time by the board of directors, the Chairman of the Board, the Chief Executive Officer or President, or by one or more shareholders entitled to cast not less than ten percent (10%) of the votes at the meeting. No shareholder action may be taken without a meeting, and the certificate of incorporation expressly denies the power of shareholders to consent in writing without a meeting.

                  Quorum. Except as otherwise provided in the certificate of incorporation, the bylaws or by law, and subject to the rights of holders of any preferred stock, the holders of a majority in total voting power of the Company's outstanding shares of stock entitled to vote constitutes a quorum for the transaction of business.

                  Voting. Except in connection with cumulative voting rights for the election of directors described under "--Common Stock" above, holders of common stock will be entitled to one vote for each share of such stock held on all matters presented to such shareholders. Except as otherwise provided by the Articles, the bylaws or by law, and subject to the rights of holders of any preferred stock, at any meeting duly called and held at which a quorum is present, the affirmative vote of a majority of the total voting power of shares present in person or represented by proxy and entitled to vote on the subject matter is required for shareholders to act.

                  Notice of Business. A shareholder may bring business before an annual meeting of shareholders by giving timely notice in writing to the Company's Secretary in accordance with the provisions of the bylaws. Shareholders with sufficient voting power to request a special meeting may bring business before such meeting by specifying it in such request.

                         TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock will be American Stock Transfer and Trust, 6201 15th Avenue, Brooklyn, New York 11219.


          LIABILITY AND INDEMNIFICATION OF OUR OFFICERS AND DIRECTORS

         Under our bylaws, the liability of our directors for monetary damages has been eliminated to the fullest extent under California law.

         Section 317(d) of the California Corporations Code (the "CCC") requires that a corporation indemnify its officers and directors against losses or expenses incurred in litigation arising out of their activities on behalf of the corporation. Article VI, Section 11 of our bylaws authorizes us to provide indemnification to officers and directors in excess of the CCC Section 317(d)'s statutory limit.

         We are also authorized to maintain, and do maintain, insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another entity against any liability asserted against such person and incurred by such person in any such capacity or arising out of his or her status as such, whether or not we would have the power to indemnify such person against such liability under the CCC Section 317(i).

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         At various times during the year ended February 28, 1998, SeraCare entered into agreements with Mr. Barry Plost, SeraCare's president and Life Sciences interim CEO and director, which provided for loans totaling $1,325,000, of which $472,500 were still outstanding as of February 28, 2001. These loans were due upon demand, and were secured by all the assets of SeraCare. The loans accrued interest at ten and twelve percent per annum. In connection with these loans, SeraCare granted options to Mr. Plost to purchase 742,500 and 116,000 shares of restricted common stock of SeraCare at $2.00 and $3.00 per share, which was at the then fair market value, respectively. In addition, in conjunction with the January 1998 bridge loan, Mr. Plost made a bridge loan to SeraCare totaling $200,000. Terms of the bridge loan agreement were exactly the same as the terms other bridge loans made by related parties in January 1998 (see above). In February 1998 the warrants received in connection with the bridge loan were exchanged for 100,000 shares of common stock of SeraCare. During 1998, SeraCare repaid $1.250 million of such loans. In December 1998 in conjunction with a senior debt facility with Brown Brothers & Harriman and State Street Bank, Mr. Plost signed a subordination agreement relating to $472,500, whereby Mr. Plost agreed to forego payment until all senior debt had been paid in full. As of February 28, 2001, $472,500 was outstanding. In November 2000 Mr. Plost made a bridge loan to SeraCare totaling $150,000 and received 37,500 warrants to purchase common stock of SeraCare at $3.125 which was the market value on such date. As of February 28, 2001 such amount was still outstanding.

         In November 2000 Mr. Anderson and Mr. Burdick made bridge loans of $100,000 and $90,000 respectively and received 25,000 and 22,500 warrants to purchase common stock of SeraCare at $3.125 which was the market value on such date. These amounts were still outstanding as of February 28, 2001.

         On February 16, 2001, Mr. Anderson and Mr. Teng made bridge loans of $200,000 each to SeraCare and each director received 80,000 warrants to purchase common stock of SeraCare at $3.75 which was the market value on such date. These amounts were still outstanding as of February 28, 2001.

         In December 2000, in connection with the private placement of common stock of SeraCare, SeraCare issued shares of common stock to Samuel Anderson, a director of SeraCare and designated director of Life Sciences, and Jerry Burdick, a director and executive officer of SeraCare and Life Sciences.

         In February 2001, in connection with the private placement of notes and warrants, SeraCare issued notes and warrants to Stranco Investments Ltd, an affiliate of Ezzat Jallad, a director of SeraCare and designated director of Life Sciences.

         In connection with the spin-off and merger we will issue Instituto Grifols, S.A. a warrant to purchase approximately ten percent of the outstanding shares of our common stock. The warrant will be issued in connection with a Supply and Services Agreement between Life Sciences and SeraCare. See "Arrangements with SeraCare Relating to the Spin-off" at page __ for a description of the Supply and Services Agreement and warrant, the Albumin Supply Agreement with Instituto Grifols, S.A. and other agreements between Life Sciences and SeraCare. As of the date of the spin-off, the net intercompany amount due from Life Scinces to SeraCare will be deemed additional investment in Life Sciences by SeraCare and will be recorded as an additional investment in the Company. Accordingly, if the spin-off had taken place as of May 31, 2001, Advances from parent would be zero and additional paid-in capital of Life Sciences would have been increased by $11,146,204.

                             AVAILABLE INFORMATION

         We have filed a Registration Statement on Form 10 with the Securities and Exchange Commission with respect to our common stock. The Registration Statement and the exhibits to it contain some information not appearing in this Information Statement. This Information Statement provides a summary of some of the agreements and contracts appearing as exhibits to the Registration Statement. You are encouraged to see the exhibits to the Registration Statement for a more complete description of the contracts and agreements summarized in this Information Statement.

         You may access and read the Registration Statement and all of the exhibits to it through the SEC's Internet site at www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

         After the spin-off, we will be required to file annual, quarterly and special reports and other information with the SEC. We will also be subject to proxy solicitation requirements. Once filed, you can access this information from the SEC in the manner set forth in the preceding paragraph.

                         INDEX TO FINANCIAL STATEMENTS


                         SeraCare Life Sciences, Inc.

                         Index to Financial Statements

Report of Independent Certified Public Accountants                                    F-2

Audited Financial Statements
For Fiscal Years ending February 28, 2001, February 29, 2000 and February 28, 1999

         Statements of  Operations                                                    F-3

         Balance Sheets                                                               F-4

         Statements of Stockholders' Equity                                           F-5

         Statements of Cash Flows                                                     F-6

         Summary of Accounting Policies                                               F-7

         Notes to Financial Statements                                               F-10

Unaudited Financial Statements
For the three months ending May 31, 2001 and May 31, 2000

         Financial Statement Index                                                   F-17

         Statements of  Operations                                                   F-18

         Balance Sheets                                                              F-19

         Statements of Stockholders' Equity                                          F-20

         Statements of Cash Flows                                                    F-21

         Notes to Financial Statements                                               F-22

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders
SeraCare Life Sciences, Inc.

We have audited the accompanying balance sheets of SeraCare Life Sciences, Inc. (a wholly owned subsidiary of SeraCare, Inc.) as of February 28, 2001 and February 29, 2000 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended February 28, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SeraCare Life Sciences, Inc. as of February 28, 2001 and February 29, 2000 and the results of its operations and its cash flows for each of the three years in the period ended February 28, 2001, in conformity with accounting principles generally accepted in the United States of America.




                                                       BDO Seidman, LLP
Los Angeles, California
July 25, 2001

SeraCare Life Sciences, Inc.
Statements of Operations
(In whole $ except per share data)

                                                      Year Ended      Year Ended       Year Ended
                                                     February 28,    February 29,     February 28,
                                                         2001            2000             1999
                                                     ------------    ------------     ------------
Revenues (Note 7)                                     $19,663,336     $16,219,056      $13,110,819
Cost of sales (Note 7)                                 13,197,646      12,057,761        9,448,220
                                                     ------------    ------------     ------------
     Gross profit                                       6,465,690       4,161,295        3,662,599
General and administrative expenses                     2,759,445       2,694,271        1,551,681
                                                     ------------    ------------     ------------
     Operating income                                   3,706,245       1,467,024        2,110,918
Other income, net                                          11,488           7,597           12,344
                                                     ------------    ------------     ------------
     Income before income taxes                         3,717,733       1,474,621        2,123,262
Income taxes (Note 3)                                   1,524,271         604,595          870,537
                                                     ------------    ------------     ------------
     Net income                                      $  2,193,462    $    870,026     $  1,252,725
                                                     ============    ============     ============

Earnings (loss) per common share
     Basic                                           $   2,193.46    $     870.03     $   1,252.73
                                                     ------------    ------------     ------------
     Diluted                                         $   2,193.46    $     870.03     $   1,252.73
                                                     ------------    ------------     ------------

Weighted average shares outstanding
     Basic                                                  1,000           1,000            1,000
                                                     ------------    ------------     ------------
     Diluted                                                1,000           1,000            1,000
                                                     ------------    ------------     ------------

    See accompanying summary of accounting policies and notes to financial statements.

SeraCare Life Sciences, Inc.
Balance Sheets
(In whole $)

                                                               As of              As of
                                                            February 28,       February 29,
                                                               2001               2000
                                                            ------------       ------------
Assets
Current Assets
  Cash and cash equivalents                                 $     68,469        $   342,837
  Accounts receivable, less allowance
    for doubtful accounts of $106,041 in 2001
    and $0 in 2000                                             4,424,047          4,839,771
  Inventory                                                   11,675,243          5,573,948
  Prepaid expenses and other current assets                      180,162             88,101
                                                            ------------        -----------
    Total Current Assets                                      16,347,921         10,844,657
                                                            ------------        -----------

Property and equipment - net (Note 1)                            340,324            231,555
Goodwill, less accumulated amortization of $575,475
  and $354,860                                              $  3,750,159        $ 3,970,775
Other assets                                                     124,075                  0
                                                            ------------        -----------
Total Assets                                                $ 20,562,479        $15,046,987
                                                            ============        ===========

Liabilities and Stockholders' Equity
Current liabilities
  Accounts payable                                          $  3,713,565        $ 4,572,267
  Accrued payroll and related expenses                             7,449             56,799
  Accrued expenses                                                     0             31,752
                                                            ------------        -----------

  Total Current Liabilities                                    3,721,014          4,660,818
                                                            ------------        -----------

Advances from parent                                          10,499,140          6,237,306
Commitments and Contingencies (Notes 2 and 4)                        --                 --
Stockholders Equity
  Common stock, no par value, 100,000 shares
    authorized, 1,000 issued and outstanding                       1,000              1,000
  Additional paid-in capital                                     144,924            144,924
  Retained earnings                                            6,196,401          4,002,939
                                                            ------------        -----------
Total stockholders' equity                                     6,342,325          4,148,863
                                                            ------------        -----------

Total Liabilities and Stockholders' Equity                  $ 20,562,479        $15,046,987
                                                            ============        ===========

    See accompanying summary of accounting policies and notes to financial statements.

SeraCare Life Sciences, Inc.
Statements of Stockholders' Equity
(In whole $ except share data)

                                                                    Additional
                                          Common Stock              Paid-in           Retained
                                     Shares         Amount          Capital           Earnings            Total
                                  ------------   ------------    ---------------   ---------------    -------------
Balance, March 1, 1998                  1,000          $1,000           $144,924        $1,880,188       $2,026,112
Net income for the year                     -               -                  -         1,252,725        1,252,725
                                  ------------   ------------    ---------------   ---------------    -------------

Balance, February 28, 1999              1,000           1,000            144,924         3,132,913        3,278,837
Net income for the year                     -               -                  -           870,026          870,026
                                  ------------   ------------    ---------------   ---------------    -------------

Balance, February 29, 2000              1,000           1,000            144,924         4,002,939        4,148,863
Net income for the year                     -               -                  -         2,193,462        2,193,462
                                  ------------   ------------    ---------------   ---------------    -------------

Balance, February 28, 2001              1,000          $1,000           $144,924        $6,196,401       $6,342,325
                                  ============   ============    ===============   ===============    =============

    See accompanying summary of accounting policies and notes to financial statements.

SeraCare Life Sciences, Inc.
Statements of Cash Flows
(In whole $)

                                                                 February 28,        February 29,       February 28,
                                                                     2001                2000               1999
                                                                --------------      --------------     --------------
Increase (decrease) in cash and cash equivalents
Cash flows from operating activities
  Net income                                                       $ 2,193,462         $   870,026        $ 1,252,725
  Adjustments to reconcile net income (loss) to
    cash provided by
    (used in) operating activities:
       Depreciation and amortization                                   258,228             193,474            153,834
       Allowance  for doubtful accounts                                106,041                  --                 --
    (Increase) decrease from changes in:
       Accounts receivable                                             309,683             (57,808)        (2,191,676)
       Inventory                                                    (6,101,295)         (4,194,896)          (687,065)
       Prepaid expenses and other current assets                       (92,061)            (61,656)           (24,945)
       Other assets                                                   (124,075)                  0             11,221
       Accounts payable                                               (858,701)          3,727,753         (1,087,755)
       Accrued payroll and related expenses                            (49,350)            (51,909)            83,820
       Accrued expenses                                                (31,752)             31,752            (13,801)

                                                                --------------      --------------     --------------
    Net cash provided by (used) in operating activities             (4,389,820)            456,736         (2,503,642)
                                                                --------------      --------------     --------------

Cash flows from investing activities
    Purchases of property and equipment                               (146,382)           (118,113)          (124,359)
                                                                --------------      --------------     --------------
    Net cash used in investing activities                             (146,382)           (118,113)          (124,359)
                                                                --------------      --------------     --------------

Cash flows from financing activities
    Advances from (to) parent                                        4,261,834            (233,743)         2,546,719
                                                                --------------      --------------     --------------
    Net cash provided by (used) in financing activities              4,261,834            (233,743)         2,546,719
                                                                --------------      --------------     --------------

Net increase (decrease) in cash and cash
      equivalents during the period                                   (274,368)            104,880            (81,282)
Cash and cash equivalents, beginning of period                         342,837             237,957            319,239
                                                                --------------      --------------     --------------

Cash and cash equivalents, end of period                           $    68,469         $   342,837        $   237,957
                                                                ==============      ==============     ==============

    See accompanying summary of accounting policies and notes to financial statements.

                         SeraCare Life Sciences, Inc.

                        Summary of Accounting Policies


Organization

SeraCare Life Sciences, Inc. (the "Company"), a California corporation, was incorporated in August 1984 and changed its name from The Western States Group, Inc. to SeraCare Life Sciences, Inc. in June 2001. The Company is a wholly owned subsidiary of SeraCare, Inc. (the "Parent") and is a manufacturer of plasma based diagnostic products and distributor of therapeutic products based in Oceanside, California. The Company is a vendor-approved supplier to over 500 pharmaceutical and other healthcare companies, including being listed as an "Exclusive Supplier" in many customers' regulatory applications with the FDA. The primary focus of the Company is the sale of plasma based therapeutic and diagnostic products to domestic and international biotech customers.


Basis of Presentation

The common stock of the Company is expected to be distributed by the Parent to its stockholders. The statements include an amount that management considers to be a reasonable allocation of general corporate expenses. Management and administrative salaries are allocated based upon estimated time devoted to SeraCare Life Science operations. All other allocations of general corporate expenses were based upon specific identification or the relationship of SeraCare Life Science operations to total operations. Management believes that such allocated general corporate expenses are representative of the expenses SeraCare Life Science will incur as a separate public company. Included in selling, general and administrative expenses are $98,317, $121,659 and $91,220 for 2001, 2000 and 1999 resulting from such allocation. The Company does not have an interest agreement with its parent and no interest has been charged on inter-company advances during 2001, 2000 or 1999.


Revenue Recognition

The Company records revenue upon shipment of its products at which time title passes to its customers. The Company generally sells its products to pharmaceutical and other healthcare companies and in many cases is an Exclusive Supplier in many customers' regulatory applications with the FDA.

Inventory

Inventory, which primarily consists of blood plasma, is valued at the lower of cost or market (net realizable value). Cost is determined by the first-in, first-out (FIFO) method.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of five to ten years. Leasehold improvements are recorded at cost and are amortized using the straight-line method, over the lesser of the estimated useful lives of the property or the lease term, not to exceed ten years.

Income Taxes

The Company files a consolidated tax return with its parent. Income taxes are accounted for under the asset and liability method as if the Company was a separate taxpayer. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when management cannot determine whether or not it is more likely that the net deferred tax asset will be realized. The effect on deferred tax assets and liabilities of a change in the rates is recognized in income in the period that includes the enactment date.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                         SeraCare Life Sciences, Inc.

                        Summary of Accounting Policies



Goodwill

Goodwill represents the excess of the purchase price the Parent incurred in purchasing the Company over the fair value of the net assets and is amortized using the straight-line method over a period of twenty years. The Company assesses the recoverability of its goodwill periodically by evaluating the expected undiscounted future cash flows to determine whether they are sufficient to support recorded goodwill. If undiscounted cash flows are not sufficient to support the recorded asset, an impairment loss is recognized to reduce the carrying value of the goodwill based on the expected discounted cash flows.

Earnings Per Share

The Company calculates basic and diluted earnings per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could occur if securities or other contracts (such as stock options, warrants, convertible debentures or convertible preferred stock) to issue common stock were exercised or converted into common stock.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Impairment of Long-Lived Assets

Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", established guidelines regarding when impairment losses on long-lived assets, which include plant and equipment and certain identifiable intangible assets, should be recognized and how impairment losses should be measured. The Company periodically reviews such assets for possible impairment and expected losses, if any, are recorded currently.

New Accounting Pronouncements

     In October 2000, the Company adopted Financial Accounting Standards Board SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires changes in the derivative's fair value to be recognized in earnings unless specific hedge accounting criteria are met. The adoption of SFAS 133 did not have a material impact on the consolidated financial statements.

                          SeraCare Life Sciences, Inc.

                         Summary of Accounting Policies


     In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in the financial statements filed with the SEC. Subsequently, the SEC released SAB 101B, which delayed the implementation date of SAB 101 for registrants with fiscal years that begin between December 16, 1999 and March 15, 2000. The Company was required to be in conformity with the provisions of SAB 101, as amended by SAB 101B, no later than October 1, 2000. The Company believes the adoption of SAB 101, as amended by SAB 101B, has not had a material effect on the financial position, results of operations or cash flows of the Company for the year ended February 28, 2001.

     In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, the Interpretation of APB Opinion No. 25" (FIN44). The Interpretation is intended to clarify certain problems that have arisen in practice since the issuance of APB No. 25, "Accounting for Stock Issued to Employees." The effective date of the Interpretation was July 1, 2000. The provisions of the Interpretation apply prospectively, but they will also cover certain events occurring after December 14, 1998 and after January 12, 2000. The adoption of FIN 44 did not have a material adverse affect on the current and historical consolidated financial statements.

     In March, 2000, Emerging Issues Task Force No. 00-2, "Accounting for Web Site Development Costs" (EITF 00-2) was issued. The Task Force issue outlined the capitalization and expense requirements of costs incurred to development internet web sites. EITF 00-2 is effective for web site development costs incurred for fiscal quarters beginning after June 30, 2000. The adoption of EITF 00-2 is not expected to have a material impact on the financial statements.

     In July 2001, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets", which revises the accounting and reporting for purchased goodwill and other intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized, but will be tested annually, or in the event of an impairment indicator, for impairment. The Company expects that the adoption of SFAS 142 will increase annual income by approximately $220,000 annually.

     In June 2001, the Financial Accounting Standards Board approved for issuance statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations." This standard eliminates the pooling method of accounting for business combinations initiated after June 30, 2001 in addition SFAS 141 addresses the accounting for intangible assets and goodwill acquired in a business combination. This portion of SFAS 141 is effective for business combinations completed after June 30, 2001. The Company does not expect SFAS 141 to have a material effect on the Company's financial position or results of operations.

                         SeraCare Life Sciences, Inc.

                         Notes to Financial Statements

1.    Property and Equipment

Property and equipment consist of the following:

                                                                 February 28, 2001        February 29, 2000
                                                                 -----------------        -----------------
Furniture and equipment                                                 $323,486               $187,091
Leasehold improvements                                                    72,419                 62,432
                                                                      ----------             ----------
                                                                         395,905                249,523
Less: accumulated depreciation and amortization                          (55,581)               (17,968)
                                                                      ----------             ----------
Property and equipment, net                                             $340,324               $231,555
                                                                      ==========             ==========

Depreciation and amortization expense on property and equipment was $37,613, $17,968 and $0 for the years ending February 28, 2001, February 29, 2000 and February 28, 1999, respectively.



2.  Leases

The Company is currently leasing its office under a noncancelable lease agreement, which expires in July 2003. The lease includes one renewal option for an additional five years. Future minimum rental obligations under the aforementioned lease agreements are as follows:

Fiscal year ended                                                   Amount
-----------------                                                   ------
      2002                                                        $103,372
      2003                                                         106,266
      2004                                                          65,277
                                                                  --------
                                                                  $274,915

Rent expense amounted to $98,961, $92,279 and $33,975 for the years ended February 28, 2001, February 29, 2000 and February 28, 1999, respectively.



3.    Income Taxes

The provision for income taxes consists of the following:

                                             2001         2000           1999
                                             ----         ----           ----
Current tax provisions
  U. S. Federal                          $1,338,384     $530,864      $764,374
  State                                     185,887       73,731       106,163
                                         ----------    ---------      --------
Total  provision (all current)           $1,524,271     $604,595      $870,537
                                         ==========    =========      ========

                         SeraCare Life Sciences, Inc.

                         Notes to Financial Statements


The provision based on income before taxes differs from the amount obtained by applying the statutory federal income tax rate to income before taxes as follows:

                                                    2001       2000      1999
                                                    ----       ----      ----
      Computed provision for Federal taxes based
        on income at a statutory rate of 34%         34%        34%       34%
      Non-deductible goodwill                         2          2         2
      State taxes, net of Federal benefit
                                                      5          5         5
                                                    ----       ----      ----
      Effective tax rate                             41%        41%       41%
                                                    ====       ====      ====

SeraCare Life Sciences, Inc. files tax returns as a part of the Consolidated return of the parent. For purposes of this presentation, income taxes for the Company have been estimated at an overall rate of 41 percent to account for the permanent difference of the amortization of goodwill as well as the appropriate Federal and state statutory rates.


4.    Commitments and Contingencies

The Company is currently obligated under an Employment Agreement with the Chief Operating Officer through February 28, 2003 at a salary of $145,000 per annum.

All assets of the Company are currently pledged as collateral under the Revolving Credit Facility of Company's Parent.

SeraCare has agreed to a proposed merger whereby SeraCare will be merged with a wholly owned subsidiary of Instituto Grifols. Life Science will be spun-off immediately prior to the Merger and become an independent stand-alone company. The spin-off of SeraCare Life Sciences, Inc. is contingent upon a favorable vote by the shareholders of the Company's Parent to the transaction whereby the Parent will be acquired by a wholly-owned subsidiary of Instituto Grifols. Should the spin-off occur, certain obligations and commitments will accrue to the Company including:

          A Supply and Services Agreement between SeraCare and the Company will be signed under which SeraCare will provide certain plasma products and plasmapheresis services. In connection with such agreement, the Company will be obligated to grant to Instituto Grifols or its affiliate a warrant to purchase 10% of the then outstanding common stock at an exercise price equal to the twenty-day average closing price of the Company's stock following the spin-off.

          The Company will assume all of the rights and obligations under the Collaboration Agreement with Quest Diagnostics under which it will collect and sell antibody specific plasma, including the obligation to make certain profit sharing payments.

          The Company will become responsible for filing its own tax returns and will not be sheltered by the loss carry-forwards of its Parent.

          The Company will become liable for obligations in excess of $750,000 relating to a dispute over earn-out provisions of a purchase agreement. This dispute was settled during July, 2001 at no cost to the Company.

          The Company will become obligated to issue warrants and options to purchase the Company's common shares on a pro-rata basis to holders of such securities in the Parent. The exact number and exercise price of such securities will be determined after the record date and the completion of a Fair Value appraisal of the Company by an independent qualified appraiser.

5.    Concentration of Credit Risk, Significant Customers and Sales Commitments

Storage of plasma and plasma products, labeling and distribution activities are subject to strict regulation and licensing by the U.S. Food and Drug Administration ("FDA"). The Company's facility is subject to periodic inspection by the FDA. Failure to comply or correct deficiencies with applicable laws or regulations could subject the Company to enforcement action, including product seizures, recalls, and civil and criminal penalties, any one or more could have a material adverse effect on the Company's business.

Laws and regulations with similar substantive and enforcement provisions are also in effect in many of the states and municipalities where the Company does business. Any change in existing federal, state or municipal laws or regulations, or in the interpretation or enforcement thereof, or the promulgation of any additional laws or regulations could have an adverse effect on the Company's business.

Approximately 49% of net sales were to three customers in 2001 and 40% of net sales were to two customers in 2000. These same customers represented approximately 46% and 45%, respectively, of year-end accounts receivable.

Customers with more than 10% of the companies total sales are as follows:

                                                For Fiscal Years Ended
                                      -----------------------------------------
                                          2001            2000          1999
                                      ------------    -----------    ----------
Genetics Institute                         24%             16%           --
Haemopharm, Inc. (Voco)                    15%             --            14%
Biotest Pharma GMBH                        10%             --            --
The Republic of Korea                       8%             23%           11%
Chiron, Inc.                               --              --            12%

Customers with more than 10% of year end accounts receivable are as follows:


                                      February 28     February 29    February 28
                                          2001            2000          1999
                                      ------------    -----------    -----------
Genetics Institute                         25%             24%           --
Haemopharm, Inc. (Voco)                    19%             --            30%
The Republic of Korea                      15%             18%           19%
RIMSA                                      --              12%           --

                         SeraCare Life Sciences, Inc.

                         Notes to Financial Statements

Information regarding our geographical concentration is as follows:

                                                      Fiscal Years Ended
                                                    2001                2000
                                                    ----                ----
    Net Sales
      United States                           $  11,480,822       $   8,958,244
      Europe                                      5,545,673           1,679,615
      Asia                                        1,847,654           4,237,991
      Other                                         789,187           1,343,206
                                              -------------       -------------
                                              $  19,663,336       $  16,219,056
                                              =============       =============

Amounts for the year 1999 have not been presented as it is not practical to do so.

6.    Segment Information

Effective March 1, 1998, the Company adopted SFAS No. 131 for financial reporting of its operating segments. The Company's business activities are divided, managed and conducted in two basic business segments, the Therapeutic Products segment and the Diagnostic Products segment. These two segments were determined by management based upon the inherent differences in the end use of the products, the inherent differences in the value added processes made by the Company, the differences in the regulatory requirements and the inherent differences in the strategies required to successfully market finished products. Operations which do not fall into either of these two segments including unallocated corporate overhead is reported in the category "Corporate and Other".

The Therapeutic segment includes sale of plasma and certain plasma based products to manufacturers certain of whose objective is the production of injectable plasma products such as albumin, antihemophilic factors 8 and 9, and Rh Immune globulin. The Diagnostic segment includes the manufacture and/or sale of non-injectable plasma products such as bulk controls, antibody specific plasma and certain animal derived products. The Diagnostic segment also includes the manufacturing of bulk serums and other plasma based products to customer specifications.

The Company utilizes multiple forms of analysis and control to evaluate the performance of the segments and to evaluate investment decisions. In general, gross margin and Earnings Before Interest Depreciation and Amortization (EBITDA) are deemed to be the most significant measurements of performance, although collection volumes and certain controllable costs also provide useful "early warning signs" of future performance. The following segment financial statements have been prepared on the same basis as the Company's financial statements, utilizing the accounting policies described in the Summary of Significant Accounting Policies.

                         SeraCare Life Sciences, Inc.

                         Notes to Financial Statements


6.    Segment Information (Continued)

The Company's segment information as of and for the years ended February 28, 2001, February 29, 2000 and February 28, 1999 is as follows:

                   Therapeutic    Diagnostic       Total       Corporate
                   Segment        Segments        Segments     and Other      Total
                  --------------------------------------------------------------------
Net Sales
  Fy 1999          $ 5,973,790   $ 7,137,029   $13,110,819   $      --     $13,110,819
  Fy 2000            7,289,306     8,929,750    16,219,056          --      16,219,056
  Fy 2001            9,187,197    10,476,139    19,663,336          --      19,663,336

Gross Profit
  Fy 1999              965,006     2,697,593     3,662,599          --       3,662,599
  Fy 2000            2,027,582     2,133,713     4,161,295          --       4,161,295
  Fy 2001            1,021,169     5,444,521     6,465,690          --       6,465,690

Operating Income
  Fy 1999              556,294     1,554,624     2,110,918          --       2,110,918
  Fy 2000              714,933       752,091     1,467,024          --       1,467,024
  Fy 2001              585,453     3,120,792     3,706,245          --       3,706,245

Other income
  Fy 1999                 --            --            --          12,344        12,344
  Fy 2000                 --            --            --           7,597         7,597
  Fy 2001                 --            --            --          11,488        11,488

Taxes on Income
  Fy 1999              228,080       637,396       865,476         5,061       870,537
  Fy 2000              293,123       308,357       601,480         3,115       604,595
  Fy 2001              240,036     1,279,525     1,519,561         4,710     1,524,271

Net Income
  Fy 1999              328,214       917,228     1,245,442         7,283     1,252,725
  Fy 2000              421,810       443,734       865,544         4,482       870,026
  Fy 2001              345,417     1,841,267     2,186,684         6,778     2,193,462

                         SeraCare Life Sciences, Inc.

                         Notes to Financial Statements

6.    Segment Information (Continued)

                                Therapeutic    Diagnostic     Total         Corporate
Segment                          Segments       Segment      and Other        Total           Total
------------------------------------------------------------------------------------------------------
Identifiable Assets
  Fy 1999                        2,106,066    3,767,960      5,874,026       3,998,878      9,872,904
  Fy 2000                        3,458,301    7,056,533     10,514,834       4,532,153     15,046,987
  Fy 2001                        3,654,967   12,444,323     16,099,290       4,463,189     20,562,479

Depreciation and Amortization
  Fy 1999                           55,380       98,455        153,834             --         153,834
  Fy 2000                           63,847      129,627        193,474             --         193,474
  Fy 2001                           59,392      198,836        258,228             --         258,228

Capital Expenditures
  Fy 1999                           44,769       79,590        124,359             --         124,359
  Fy 2000                           38,977       79,136        118,113             --         118,113
  Fy 2001                           33,668      112,714        146,382             --         146,382

"Corporate and Other" includes unallocated corporate overhead, and other income (expense) amounts which are not specifically attributable to either segment. Identifiable assets of each segment consist primarily of accounts receivable and inventories Corporate assets includes cash and other assets not specifically allocable to either segment.

7.    Related Party Transactions

The Company purchased from subsidiaries of SeraCare, Inc. source and specialty plasma totaling $3,399,653 during FY 1999, $3,282,530 during FY 2000, and $5,315,881 during FY 2001. During FY 1999, the Company sold $367,189 to one such subsidiary. Charges for insurance, healthcare, legal expenses are paid by the parent and recharged to the Company through the "Advances from parent" account. In addition, twenty-five percent of the CEO and CFO of the parent have been recharged to the Company on the basis of actual time related to the Company. No interest has been charged on inter-company advances during the three-year period. The Company has been informed by its parent that the balance of its Advances to parent will be contributed as an additional investment in the Company immediately prior to the spin-off and as a consequence will be recorded as additional paid in capital by Life Sciences.

The Company has been advised that as of the date of the spin-off, the net intercompany amount due from Life Sciences to SeraCare will be deemed additional investment in Life Sciences by SeraCare and will be recorded as an additional investment in the Company. Accordingly, if the spin-off had taken place as of May 31, 2001, advances from parent would be zero and additional paid-in capital of Life Sciences would have been increased by $11,146,204. If the Company is required to pay such intercompany amounts, it would have a material adverse effect upon its ability to meet its ongoing obligations.

                         SeraCare Life Sciences, Inc.

                         Notes to Financial Statements


8.   Summarized Quarterly Financial Data (Unaudited)

     Summarized quarterly data is as follows.

-----------------------------------------------------------------------------------------------

Three months ended                        May 31     August 31    November 30   February 29(28)

-----------------------------------------------------------------------------------------------
Year ended February 28, 2001
   Total revenue                        $3,834,336  $6,554,568    $4,709,466      $4,564,966
   Net income from operations           $  552,207  $  999,068    $1,037,819      $1,117,150
   Net Income                           $  331,667  $  590,270    $  612,406      $  659,119
   Net income per common share
     Basic                              $   331.67  $   590.27    $   612.40      $   659.12
     Diluted                            $   331.67  $   590.27    $   612.40      $   659.12

Year ended February 29, 2000
   Total revenue                        $3,211,088  $3,183,795    $4,937,339      $4,886,834
   Net income from operations           $  365,811  $  223,214    $  395,967      $  482,032
   Net Income                           $  216,601  $  133,795    $  234,089      $  285,541
   Net income per common share
     Basic                              $   216.60  $   133.80    $   234.09      $   285.54
     Diluted                            $   216.60  $   133.80    $   234.09      $   285.54

-----------------------------------------------------------------------------------------------

9.   Valuation and Qualifying accounts

     Changes in the accounts receivable valuation reserve were as follows:

     Balance at March 1, 2000............................   $   --
        Additions charged to costs and expenses..........   $106,041
     Balance at February 28, 2001........................   $106,041

                         SeraCare Life Sciences, Inc.

                           Financial Statement Index
                    For the three months ended May 31, 2001

                                                                     Page
                                                                    Number
     SeraCare Life Sciences, Inc.
     Financial Statements
         (Unaudited)


     Statements of Operations - (Unaudited)
        For the three months ended May 31, 2001 and
        For the three months ended May 31, 2000                       F-18

     Balance Sheets -
        as of May 31, 2001 (Unaudited) and
        as of February 28, 2001 (Audited)                             F-19


     Statements of Stockholders' Equity (Unaudited)
        For the three Years ended February 28, 2001 and
        For the three months ended May 31, 2001                       F-20


     Statements of Cash Flows - (Unaudited)
        For the three months ended May 31, 2001 and
        For the three months ended May 31, 2000                       F-21

     Notes to Financial Statements                                    F-22

SeraCare Life Science, Inc.
Statement of Operations
(In whole dollars, except per share data)
(Unaudited)

                                                                     For the Three Months Ended
                                                              ---------------------------------------
                                                                  May 31,                 May 31,
                                                                   2001                    2000
                                                              ----------------       ----------------
Revenues                                                      $      3,152,651       $      3,834,336
                                                              ----------------       ----------------
Cost of Sales                                                        1,821,765              2,707,348
                                                              ----------------       ----------------
Gross Profit                                                         1,330,886              1,126,988
General and administrative expenses                                    686,857                574,780
                                                              ----------------       ----------------
Income from Operations                                                 644,029                552,208
Other income, net                                                            0                  9,940
                                                              ----------------       ----------------
Income before income tax expense                                       644,029                562,148
Income tax expense                                                     264,052                230,481
                                                              ----------------       ----------------
Net Income                                                    $        379,977       $        331,667
                                                              ================       ================
Net Income per common share
  Basic                                                       $         379.98       $         331.67
                                                              ================       ================
  Diluted                                                     $         379.98       $         331.67
                                                              ================       ================

Weighted average shares issued and outstanding
  Basic                                                                  1,000                  1,000
                                                              ================       ================
  Diluted                                                                1,000                  1,000
                                                              ================       ================

                See accompanying notes to financial statements.

SeraCare Life Sciences, Inc.
Balance Sheets
(In whole dollars)

                                                            5-31-01       2-28-01
                                                          (Unaudited)    (Audited)
                                                          -----------   -----------
Assets

Current Assets
  Cash and cash equivalents                               $   433,819   $    68,469
  Accounts receivable, net                                  2,556,870     4,424,047
  Inventory                                                12,533,356    11,675,243
  Prepaid expenses and other current assets                   208,069       180,162
                                                          -----------   -----------
    Total current assets                                   15,732,114    16,347,921
                                                          -----------   -----------

Property and equipment - net                                  337,080       340,324
Goodwill, less accumulated amortization of
   $630,629 and $575,475                                    3,695,005     3,750,159
Other assets                                                  146,637       124,075
                                                          -----------   -----------
Total assets                                              $19,910,836   $20,562,479
                                                          ===========   ===========

Liabilities and Stockholders' Equity
Current liabilities
  Accounts payable                                         $2,016,124     3,713,565
  Accrued payroll and related expenses                         26,206         7,449
                                                          -----------   -----------
    Total current liabilities                               2,042,330     3,721,014
                                                          -----------   -----------
                                                           11,146,204    10,499,140
                                                          -----------   -----------

Advances from parent

Stockholders' equity
  Common stock, no par value, 100,000 shares authorized
    1,000 issued and outstanding                                1,000         1,000
  Additional paid-in capital                                  144,924       144,924
  Retained earnings                                         6,576,378     6,196,401
                                                          -----------   -----------
    Total stockholders' equity                              6,722,302     6,342,325
                                                          -----------   -----------
Total Liabilities and Stockholders' Equity                $19,910,836   $20,562,479
                                                          ===========   ===========

                See accompanying notes to financial statements.

SeraCare Life Sciences, Inc.
Statements of Stockholders' Equity
(In whole $ except share data)

                                                      Additional    Retained
                                    Common Stock        Paid-in     Earnings
                                  Shares    Amount      Capital     (Deficit)       Total
                                  ------    ------    ----------    ----------    ----------
Balance, March 1, 1998             1,000    $1,000    $  144,924    $1,880,188    $2,026,112

Net income for the year               --        --            --     1,252,725    $1,252,725
                                  ------    ------    ----------    ----------    ----------

Balance, February 28, 1999         1,000     1,000       144,924     3,132,913     3,278,837

Net income for the year               --        --            --       870,026    $  870,026
                                  ------    ------    ----------    ----------    ----------

Balance, February 29, 2000         1,000     1,000       144,924     4,002,939     4,148,863

Net income for the year               --        --            --     2,193,462    $2,193,462
                                  ------    ------    ----------    ----------    ----------

Balance, February 28, 2001         1,000    $1,000    $  144,924    $6,196,401    $6,342,325

Net income for the three
months (unaudited)                    --        --            --       327,320    $  327,320
                                  ------    ------    ----------    ----------    ----------
Balance, May 31, 2001 (unaudited)  1,000    $1,000    $  144,924    $6,523,721    $6,669,645
                                  ======    ======    ==========    ==========    ==========

    See accompanying summary of accounting policies and notes to financial statements.

SeraCare Life Sciences, Inc.
Statement of Cash Flows
(In whole dollars)
(Unaudited)

                                                          For the Three Months Ended
                                                         ----------------------------
                                                            May 31,          May 31,
Increase (Decrease) in Cash                                  2001             2000
                                                         -----------      -----------
Cash flows from operating activities
  Net income                                             $   379,977      $   331,667
  Adjustments to reconcile net income to
     cash (used in) operating activities:
        Depreciation and amortization                         65,034           68,838
        (Increase) decrease from changes in:
           Accounts receivable                             1,867,177        1,893,875
           Inventory                                        (858,113)      (1,091,446)
           Prepaid expenses and other current assets         (27,907)         (31,103)
           Other assets                                      (22,562)         (52,611)
           Accounts payable                               (1,697,441)      (2,351,907)
           Accrued payroll and other expenses                 18,757          (66,061)
                                                         -----------      -----------
  Net cash used in operating activities                     (275,078)      (1,298,748)
                                                         -----------      -----------
Cash flows from investing activities
  Purchases of property and equipment                         (6,636)         (81,800)
                                                         -----------      -----------
  Net cash used in investing activities                     (6,636)         (81,800)
                                                         -----------      -----------
Cash flows from financing activities
  Increase in Advances from parent                           647,064        1,282,362
                                                         -----------      -----------
  Net cash provided by financing activities                  647,064        1,282,362
                                                         -----------      -----------

Net increase (decrease) in cash and cash equivalents         365,350          (98,186)

Cash and cash equivalents, beginning of period                68,469          342,837
                                                         -----------      -----------

Cash and cash equivalents, end of period                 $   433,819      $   244,651
                                                         ===========      ===========

                See accompanying notes to financial statements.

                         SeraCare Life Sciences, Inc.
                         Notes to Financial Statements



1.   Statement of information furnished
---------------------------------------

In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal and recurring accruals) necessary to present fairly the financial position of SeraCare Life Sciences, Inc. as of May 31, 2001, and the results of their operations and cash flows for the three months ended May 31, 2001 and 2000. These results have been determined on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of the audited financial statements included in this Information Statement for the fiscal years ended February 28, 2001, February 29, 2000 and February 28, 1999.

The results of operations for the three month period ended May 31, 2001 are not necessarily indicative of the results to be expected for any other period or for the entire current fiscal year.

Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The accompanying financial statements should be read in conjunction with the Company's audited financial statements and notes thereto included in this Information Statement.

2.   Earnings Per Share
-----------------------

Basic earnings per common share amounts for the three months ended May 31, 2001 and 2000 have been calculated based upon the weighted average number of shares actually outstanding during the period. Diluted earnings per share for the same three-month periods were calculated by considering common stock, options, purchase warrants and convertible debt instruments which are deemed common stock equivalents in such calculation.

3.   Income Taxes
-----------------

SeraCare Life Sciences, Inc. files tax returns as a part of the Consolidated return of the parent. For purposes of this presentation, income taxes for the Company have been estimated at an overall rate of 41 percent to reflect the permanent difference of the amortization of goodwill as well as the appropriate statutory rates.

4.   Litigation
---------------

There are no material pending legal proceedings, other than routine litigation occurring in the normal course of the Company's operations, to which the Company is a party or of which any of its property is subject.

                         SeraCare Life Sciences, Inc.
                         Notes to Financial Statements


5.   Segment Information
------------------------

The Statement of Financial Accounting Standards No. 131, Disclosure about segments of an Enterprise and related Information" ("SFAS No. 131"), requires the reporting of information about operating segments in annual financial statements and requires selected information in interim financial reports. Selected financial information is reported below for the three months ended May 31, 2001 and 2000.

                                                       Quarter Ended
                                                ---------------------------
                                                May 31, 2001   May 31, 2000
                                                ------------   ------------
          Net sales - unaffiliated customers:
            Therapeutic Products                $    968,054   $  1,330,096
            Diagnostic Products                    2,184,597      2,504,240
                                                ------------   ------------
               Total                               3,152,651      3,834,336
                                                ------------   ------------

          Segment operating income (loss):
            Therapeutic Products                     206,115         30,413
            Diagnostic Products                      522,818        611,467
            Corporate / Other                        (84,904)       (89,672)
                                                ------------   ------------
               Total                                 644,029        552,208
                                                ------------   ------------

          Reconciling items:

            Other (income), net                           --          9,940

          Income before income taxes            $    644,029   $    562,148
                                                ------------   ------------

Segment operating income is defined as earnings before income taxes, interest, special charges and other non-operating income and expenses. "Corporate and other" includes general administrative corporate expenses other than those directly attributable to an operating segment. The Company had no inter-segment sales during the quarter just ended or during the prior year period.


New Accounting Pronouncements

In October 2000, the Company adopted Financial Accounting Standards Board SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires changes in the derivative's fair value to be recognized in earnings unless specific hedge accounting criteria are met. The adoption of SFAS 133 did not have a material impact on the consolidated financial statements.

In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in the financial statements filed with the SEC. Subsequently, the SEC released SAB 101B, which delayed the implementation date of SAB 101 for registrants with fiscal years that begin between December 16, 1999 and March 15, 2000. The Company was required to be in conformity with the provisions of SAB 101, as amended by SAB 101B, no later than October 1, 2000. The Company believes the adoption of SAB 101, as amended by SAB 101B, has not had a material effect on the financial position, results of operations or cash flows of the Company for the year ended February 28, 2001.

In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, the Interpretation of APB Opinion No. 25" (FIN44). The Interpretation is intended to clarify certain problems that have arisen in practice since the issuance of APB No. 25, "Accounting for Stock Issued to Employees." The effective date of the Interpretation was July 1, 2000. The provisions of the Interpretation apply prospectively, but they will also cover certain events occurring after December 14, 1998 and after January 12, 2000. The adoption of FIN 44 did not have a material adverse affect on the current and historical consolidated financial statements.

In March, 2000, Emerging Issues Task Force No. 00-2, "Accounting for Web Site Development Costs" (EITF 00-2) was issued. The Task Force issue outlined the capitalization and expense requirements of costs incurred to development internet web sites. EITF 00-2 is effective for web site development costs incurred for fiscal quarters beginning after June 30, 2000. The adoption of EITF 00-2 is not expected to have a material impact on the financial statements.

In July 2001, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets", which revises the accounting and reporting for purchased goodwill and other intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized, but will be tested annually, or in the event of an impairment indicator, for impairment. The Company expects that the adoption of SFAS 142 will increase annual income by approximately $55,000 annually.

In June 2001, the Financial Accounting Standards Board approved for issuance statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations." This standard eliminates the pooling method of accounting for business combinations initiated after June 30, 2001 in addition SFAS 141 addresses the accounting for intangible assets and goodwill acquired in a business combination. This portion of SFAS 141 is effective for business combinations completed after June 30, 2001. The Company does not expect SFAS 141 to have a material effect on the Company's financial position or results of operations.